                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              MOOG AUTOMOTIVE, INC.

                                       AND

                          WYNN'S CLIMATE SYSTEMS, INC.,

                        WYNN'S CLIMATE EQUIPMENT COMPANY

                                       AND

                               WYNN'S (UK) LIMITED

                            DATED AS OF MAY 23, 1996


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                                TABLE OF CONTENTS

                                                                            PAGE

1.   CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.   PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . .   8

3.   LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

4.   REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . .  13

5.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . .  23

6.   EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

7.   OTHER AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

8.   CLOSING DELIVERIES. . . . . . . . . . . . . . . . . . . . . . . . . . .  37

9.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

10.  GENERAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

11.  DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . . . . .  46


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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of May 23, 1996, by and between MOOG AUTOMOTIVE, INC., a Missouri corporation ("BUYER"), and WYNN'S CLIMATE SYSTEMS, INC., a Texas corporation ("WCS"), WYNN'S CLIMATE EQUIPMENT COMPANY, a Texas corporation ("WCEC"), and WYNN'S (UK) LIMITED, a corporation organized under the laws of England ("WYNN'S UK"). WCS, WCEC and Wynn's UK are hereinafter referred to as "SELLERS".

                                R E C I T A L S:

     A. WCEC is a wholly owned subsidiary of WCS. Wynn's International, Inc., a Delaware corporation ("WII"), is the sole shareholder of WCS and a 99% shareholder of Wynn's UK (Gregg M. Gibbons being the 1% shareholder of Wynn's U.K.).

     B. WCS is engaged in the business of manufacturing and selling automotive air conditioning systems and components. WCS also is engaged in the business of operating installation centers that install automotive air conditioners and other accessories for automobile dealers and retail customers. Wynn's UK is engaged in the business of assembling and selling automotive air conditioning systems and components. WCEC owns certain equipment used by WCS in WCS' manufacturing operations, but WCEC otherwise engages in no business.

     C. Buyer is engaged in the business of manufacturing and selling automotive steering, suspension and temperature control products.

     D. Buyer desires to purchase, and Sellers desire to sell, certain assets and real property owned by Sellers, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.   CERTAIN DEFINITIONS

     1.1.   "ADVANCE" is defined in Section 7.14.5.

     1.2. "ADVERSE CONSEQUENCES" means all Claims, stipulations, settlements, damages, dues, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including all reasonable attorneys', experts' and consultants' fees and court costs. With respect to damages for which a Party is otherwise obligated to indemnify another Party pursuant to this Agreement, the indemnifying party shall not be excused from its indemnification obligations on the ground that such Liability to the third parties includes or may include consequential, punitive or incidental damages, subject to Section
9.9 hereof.

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     1.3.   "AFFILIATE" means any Person that directly or indirectly controls, is controlled by, or is under common control with, the referenced party.

     1.4. "ASSETS" means the following assets owned by Sellers immediately prior to the Effective Time: (a) the Owned Real Property and all improvements, fixtures and fittings thereon, and easements, rights-of-way, and other appurtenances thereto, (b) the items listed on Schedule 1.4 to be attached hereto which shall be substantially in the same form as the list dated March 22, 1996, previously supplied to Buyer, including machinery, equipment, furniture, supplies, automobiles, trucks, tractors, trailers, tools, jigs and dies, (c) the Intellectual Property, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) the Assumed Contracts, (e) the prepaid rent and security deposits with respect to the Real Property Leases, and prepaid maintenance fees on WCS' computer equipment, all in the amount recorded on WCS' books as of the date hereof, (f) the right to receive the proceeds of any insurance relating to the Business to the extent that Buyer has assumed the liability of the Business covered by such insurance, provided that in no event shall Buyer be entitled to receive the proceeds of any such insurance to the extent Sellers have previously compensated Buyer with respect to such liability so assumed, (g) all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, marketing and sales data, studies, reports, analyses and other printed or written materials, other than Sellers' minute books, stock ledgers and other corporate documents, (h) security interests and guaranties in favor of Sellers other than security interests and guaranties that support or relate to the Retained Assets (including, without limitation, deeds of trust), and (i) the Permits to the extent assignable by their terms and under applicable law.

     1.5. "ASSUMED CONTRACTS" means (a) the Real Property Leases, (b) the personal property leases, agreements, contracts, purchase and sales orders, and commitments set forth in Part A of Schedule 1.5 attached hereto, and (c) the contracts for employment set forth in Part B of Schedule 1.5 attached hereto.

     1.6.   "ASSUMED LIABILITIES" is defined in Section 3.1.

     1.7. "BUSINESS" means the businesses Sellers are engaged in as of the date hereof, specifically, (a) the manufacture and sale by WCS of automotive air conditioning systems and components, (b) the operation by WCS of installation centers that install automotive air conditioners and other accessories for automobile dealers and retail customers, and (c) the assembly and sale by Wynn's UK of automotive air conditioning systems and components.

     1.8. "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banks are authorized or obligated to be closed in New York or Texas.

     1.9. "BUYER" means Moog Automotive, Inc., a Missouri corporation. To the extent that references in this Agreement relate to any Assets to be purchased from Wynn's UK, "BUYER" shall also mean any designated Affiliate of Moog Automotive, Inc.

     1.10.  "BUYER'S LETTER" is defined in Section 2.5.


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     1.11.  "CLAIM" means any claim, demand, action, proceeding, hearing, investigation, charge, complaint, suit, allegation, injunction, judgment, order, decree or consent decree, penalty, fine, violation (whether administrative, judicial or private in nature), or involuntary lien.

     1.12. "CLOSING" means the meeting held on the date hereof at which the Parties consummate the contemplated transactions.

     1.13.  "CLOSING PAYMENT" is defined in Section 2.2.

     1.14.  "CODE" means the Internal Revenue Code of 1986, as amended.

     1.15. "DISCHARGE" means the accidental, unknowing, or intentional spilling, leaking, pumping, pouring, emitting, leaching, escaping, depositing, placing, emptying, dumping, releasing, burying, injecting, abandoning, migrating or other discharge, release or threatened release of any Hazardous Material into or on the Environment.

     1.16.  "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached hereto.

     1.17. "DISPOSAL" means the disposal, arranging for disposal, carrying for disposal, or Discharge of any Hazardous Material in a landfill, surface impoundment, waste pile, injection well, facility, salt dome or bed formation, underground mine or cave, vault, bunker or other location (whether authorized or unauthorized) for storage (whether temporary or permanent), disposal or any other purpose, from which Hazardous Materials have entered or may enter the Environment or be Discharged into the Environment.

     1.18. "EFFECTIVE TIME" means 5:00 p.m. on the date hereof, at the location of the Assets being transferred.

     1.19. "EMPLOYEE" means Active Employees and Inactive Employees which, respectively shall mean:

            1.19.1. "ACTIVE EMPLOYEES" means any person employed by a Seller as of the date hereof who is on (a) active status or (b) temporary layoff, leave of absence or temporary short-term disability leave, for which the period of absence has not exceeded or is not expected to exceed six (6) months.

            1.19.2. "INACTIVE EMPLOYEES" means any person who is a former employee of a Seller or who is a current employee of a Seller and is not an Active Employee.

     1.20.  [INTENTIONALLY LEFT BLANK]

     1.21. "ENCUMBRANCE" shall mean any security interest, mortgage, lien, pledge, Claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge, covenant or any other restriction of any kind with respect to any Asset (tangible or intangible), including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership of such

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Asset (whether tangible, intangible, real or personal), other than (a) liens for current Taxes not yet due, and (b) Permitted Real Property Encumbrances.

     1.22. "ENVIRONMENT" means the air, land, or Water, and any building, building interior, fixture or equipment.

     1.23. "ENVIRONMENTAL COSTS" means (i) all Adverse Consequences (including, without limitation, the costs of (a) assessment of environmental damage and preparation of clean-up plans and engineering and feasibility studies, (b) remediation and monitoring of the Environment, and treatment or disposal of Hazardous Materials, and (c) construction of permanent facilities to prevent the spread of Hazardous Materials into the surrounding Environment), (ii) all consequential damages suffered as a result of a business interruption, closing or shutdown which, in the case of both (i) and (ii), are caused by or arise out of (a) the necessity of resolving a liability under Environmental Laws or (b) the ownership, use or operation of the Business and its properties and Assets, or (iii) all Liabilities as a result of the Discharge or Disposal of Hazardous Materials by the Business, directly or indirectly, at its properties or at other locations on or prior to the date hereof.

     1.24.  "ENVIRONMENTAL LAWS" is defined in Section 4.21.

     1.25.  "FINAL CLOSING STATEMENT OF NET ASSETS" is defined in Section 2.9.

     1.26.  "FINAL NET ASSET AMOUNT" is defined in Section 2.9.

     1.27.  "FINANCIAL INFORMATION" is defined in Section 4.7.

     1.28. "FINISHED GOODS" means finished goods of WCS and Wynn's UK that have passed final testing by WCS or Wynn's UK.

     1.29. "GAAP" means generally accepted accounting principles in the United States.

     1.30. "GOODS-IN-PROCESS" means all of WCS' and Wynn's UK's work-in-process that are not yet Finished Goods.

     1.31. "GOVERNMENTAL AGENCY" means any United States or foreign, national, state, municipal or local government, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental authority of the foregoing exercising regulatory authority.

     1.32. "HALENDA EMPLOYMENT AGREEMENT" means that certain Employment Agreement, dated October 1, 1994, as amended by Amendment No. 1 thereto dated April 2, 1996, by and between WCS and John J. Halenda.

     1.33. "HAZARDOUS MATERIALS" means materials, substances, by-products, or wastes considered or defined as "Hazardous Materials," "Hazardous Substances," "Hazardous Wastes," "Regulated Substances", "Solid Wastes" or other regulated substances under any applicable Environmental Law.

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     1.33A. "INITIAL PEG STATEMENT OF NET ASSETS" means the December 31, 1995, statement of net assets attached hereto as Schedule 1.33a.

     1.34. "INTELLECTUAL PROPERTY" means all (a) patents and patent applications set forth in Item 4.13 of the Disclosure Schedule and improvements thereto, (b) inventions (whether or not patentable and whether or not reduced to practice) and invention disclosures owned by Sellers and used by Sellers in the Business, and improvements thereto, (c) registered trademarks and service marks set forth in Item 4.13 of the Disclosure Schedule, trade dress, logos, trade names, unregistered trade marks and service marks and any applications for registration thereof, other than the Retained Names, (d) copyrights and registrations and applications for registration thereof, (e) computer software licenses, data and documentation, (f) registered designs and utility models and design rights, (g) trade secrets and confidential information pertaining to the Assets, (h) any other rights of a like nature throughout the world, and (i) copies and tangible embodiments thereof (in whatever form or medium).

     1.35. "INVENTORY" means all Raw Materials, Goods-in-Process and Finished Goods as of the date hereof, including, without limitation, the items set forth in Schedule 1.35 to be prepared jointly by Sellers and Buyer promptly after the date hereof using standard costs in effect as of January 31, 1996, which schedule when prepared shall be attached hereto and made a part hereof.

     1.36. "KNOWLEDGE" means the actual knowledge, after due inquiry, (a) as to Buyer, of David A. White, and (b) as to Sellers, John J. Halenda, Terry Wilson, Paul Miller, James Francescangeli, Bill R. Marcom, Timothy Worlitz, Mario Zuchovicki, Mary Lu Herrington, James Carroll, Seymour A. Schlosser, Judy Vester and Daniel Kekich. For purposes of this section, "due inquiry" means that the executive officers have discussed with the individuals listed above (or as to Buyer, have discussed with other appropriate individuals) the representations and warranties set forth herein for which such individuals have responsibility.

     1.37. "LEASED REAL PROPERTY" means the real property subject to the Real Property Leases.

     1.38. "LIABILITY" means any debt, account payable, adverse Claim, liability, judgment, Tax and obligation, whether accrued, contingent or otherwise and whether known or unknown, including those arising under any law (including the common law) or any rule, order or regulation of any Governmental Agency or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the assets, activities, operations, actions or omissions of a Person or its Affiliates or its or their employees or agents, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, whether based on negligence, strict liability or other theory of liability.

     1.39. "MODESTO PROPERTY" means the real property owned by WCS located on Pelandale Road in Modesto, California.

     1.40.  "NEGATIVE STATEMENT OF NET ASSETS ADJUSTMENT AMOUNT" is defined in
Section 2.3.
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     1.41.  "OWNED REAL PROPERTY" means the real property identified in Item
4.12 of the Disclosure Schedule, together with all buildings, fixtures, and improvements located thereon and all easements, right-of-way and appurtenances thereto.

     1.42. "PARTY" means Buyer or any Seller; "PARTIES" means Buyer and all Sellers.

     1.43.  "PEG STATEMENT OF NET ASSETS" is defined in Section 2.2.

     1.44. "PERMITS" means permits, licenses, approvals, orders, registrations, certificates, variances, franchises and other authorizations and rights (other than trademark and service mark registrations and letters patent) issued by a Governmental Agency to a Seller in connection with such Seller's operation of the Assets.

     1.45. "PERMITTED REAL PROPERTY ENCUMBRANCES" means imperfections of title and other Encumbrances upon the Owned Real Property as are not substantial in character, amount or extent and which do not detract from the value of the Owned Real Property.

     1.45A. "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Agency.

     1.46.  "POSITIVE STATEMENT OF NET ASSETS ADJUSTMENT AMOUNT" is defined in
Section 2.3.

     1.47. "PRELIMINARY CLOSING STATEMENT OF NET ASSETS" is defined in Section 2.4.

     1.48.  "PRODUCT" is defined in Section 4.17.

     1.49.  "PRODUCT LIABILITY CLAIM" is defined in Section 4.18.

     1.50.  "PURCHASE PRICE" is defined in Section 2.2.

     1.51. "RAW MATERIALS" are raw materials and purchased and manufactured parts of WCS and Wynn's UK used in the Business to manufacture or assemble Finished Goods.

     1.52. "REAL PROPERTY" means the Owned Real Property and the Leased Real Property.

     1.53. "REAL PROPERTY LEASES" means the real property leases and subleases identified in Item 4.11 of the Disclosure Schedule.

     1.54. "RETAINED ASSETS" means all assets of Sellers not comprising the Assets, including, without limitation, the following assets of Sellers: (a) cash on hand or in bank or other accounts of Sellers, (b) Sellers' accounts receivable, notes receivable, refunds receivable, intercompany receivables and other receivables, (c) prepaid insurance premiums and other prepaid amounts not otherwise identified as an Asset (including prepaid income Taxes), (d) all claims, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such item relating to the payment of Taxes by a Seller and any past

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infringement of the Intellectual Property), (e) the Inventory, (f) all claims and rights and remedies of Sellers hereunder and under the other agreements and instruments executed and delivered in connection herewith including without limitation their right to receive the Purchase Price, (g) the Retained Names and going concern value, if any, (h) the Modesto Property, (i) the U.S. Employee Plans, (j) the Permits, (k) Sellers' insurance policies, and (l) all income earned with respect to or from the disposition or operation or investment of any Retained Asset. For the avoidance of doubt, the term "ASSETS" shall not include any "RETAINED ASSETS."

     1.55.  "RETAINED LIABILITIES" is defined in Section 3.2.

     1.56. "RETAINED NAMES" means the trademarks and names "Wynn's" or "Lone Star" and any corporate name, trademark, service mark or logo that contains the name "Wynn's" or "Lone Star".

     1.57.  "SALE" is defined in Section 7.14.3.

     1.58.  "SELLERS" means WCS, WCEC and Wynn's UK.

     1.59.  "SELLERS' LETTER" is defined in Section 2.6.

     1.60.  "STATEMENT OF NET ASSETS PAYMENT AMOUNT" is defined in Section 2.3.

     1.61. "TAXES" shall mean all federal, state, local and foreign income, profits, gross receipts, license, payroll, employment, franchise, unincorporated business, withholding, capital, general corporate, customs duties, environmental (including Taxes under Code Section 59A), disability, registration, alternative, add-on, minimum, estimated, sales, use, occupation, property, severance, production, excise, recording, ad valorem, gains, transfer, value-added, unemployment compensation, social security, premium, privilege and any and all other taxes (including interest, additions to tax and penalties thereon, and interest on such additions to tax and penalties).

     1.62. "TAX RETURN" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.62A. "U.K. ACTIVE EMPLOYEES" means all Active Employees who are employed in the United Kingdom.

     1.62B. "U.S. ACTIVE EMPLOYEES" means all Active Employees other than the U.K. Active Employees.

     1.62C. "U.K. EMPLOYEE PLAN" means all material terms of employment of the U.K. Active Employees including pension and other rights under any retirement benefits, life assurance or hospital insurance scheme and any stock option or other scheme, either in operation or proposed whereby any of the U.K. Active Employees is or is to be entitled to any commission or renumeration of any sort calculated by reference to the turnover, profit or sales of any Seller or to any shares.

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     1.62D. "U.S. EMPLOYEE PLAN" means each employee pension benefit plan or arrangement, profit sharing plan or savings plan (including any 401(k) plan), each employee welfare benefit plan and each other bonus, incentive compensation, deferred compensation, severance or similar plan, policy, contract or payroll practice providing compensation or employee benefits to Employees of WCS maintained by, on behalf of or for the benefit of Sellers or to which Sellers are a participating employer or are obligated to contribute or have any legally enforceable liability and in which any Employee of WCS participates or has accrued any rights or under which Sellers are liable in respect of an Employee.

     1.63. "WATER" means surface water, ground water, other water or any of them.

     1.64.  "WCEC" means Wynn's Climate Equipment Company, a Texas corporation.

     1.65.  "WCS" means Wynn's Climate Systems, Inc., a Texas corporation.

     1.66.  "WII" means Wynn's International, Inc., a Delaware corporation.

     1.67. "WYNN'S UK" means Wynn's (UK) Limited, a corporation organized under the laws of England.

2.   PURCHASE AND SALE OF ASSETS

     2.1. PURCHASE AND SALE. Upon the terms and conditions of this Agreement, as of the Effective Time, Sellers shall sell, and Buyer shall purchase, free of all Encumbrances except as set forth in Item 4.12 of the Disclosure Schedule, all of Sellers' right, title and interest in and to the Assets.

     2.2. PURCHASE PRICE. In consideration of Sellers' sale of the Assets to Buyer, Buyer shall (a) pay to Sellers Five Million Four Hundred Thousand Dollars ($5,400,000) (the "CLOSING PAYMENT"), as subsequently adjusted by the Statement of Net Assets Payment Amount (as defined below) and the interest to be paid thereon, and (b) assume the Assumed Liabilities pursuant to Section 3.1 below. The amount of the Closing Payment is based on the net Assets as of April 30, 1996, as set forth in Schedule 2.2 (the "PEG STATEMENT OF NET ASSETS"), plus Eight Hundred Fifty-Eight Thousand Dollars ($858,000). The Closing Payment, as subsequently adjusted by the Statement of Net Assets Payment Amount and the interest to be paid thereon, is referred to hereinafter as the "PURCHASE PRICE."

     2.3. STATEMENT OF NET ASSETS PAYMENT AMOUNT. The "STATEMENT OF NET ASSETS PAYMENT AMOUNT" is the amount by which the Final Net Asset Amount, determined pursuant to Section 2.9, is more (a "POSITIVE STATEMENT OF NET ASSETS ADJUSTMENT AMOUNT") or less (a "NEGATIVE STATEMENT OF NET ASSETS ADJUSTMENT AMOUNT") than the net Assets reflected in the Peg Statement of Net Assets. Within five days following the date on which the Final Net Asset Amount is determined pursuant to Section 2.9, Buyer shall pay to Sellers the Positive Statement of Net Assets Adjustment Amount or Sellers shall pay to Buyer the Negative Statement of Net Assets Adjustment Amount, as the case may be, in either case plus interest in the amount paid at the rate of 6.5% per annum from the date hereof to the payment date.

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     2.4.   CLOSING STATEMENTS OF NET ASSETS.  Within 45 days following the date hereof, Sellers shall deliver to Buyer a statement of the net Assets as of the Effective Time (the "PRELIMINARY CLOSING STATEMENT OF NET ASSETS"). After the date hereof, Buyer shall grant Sellers access to the books and records relating to the Assets and Assumed Liabilities for the purpose of assisting Sellers in preparing the Preliminary Closing Statement of Net Assets. The Preliminary and Final Closing Statements of Net Assets shall be prepared in accordance with the provisions of this Section 2.4. In the event of a conflict or inconsistency between Sections 2.4.1, 2.4.2 and 2.4.3 below, Section 2.4.3 shall take precedence over Sections 2.4.1 and 2.4.2, and Section 2.4.2 shall take precedence over Section 2.4.1.

            2.4.1. The Preliminary and Final Closing Statements of Net Assets shall, except as provided in Sections 2.4.2 and 2.4.3, be prepared in accordance with the principles, practices and procedures that are the same as those that were applied in preparing the Peg Statement of Net Assets. Assets and Assumed Liabilities included in the Preliminary and Final Closing Statements of Net Assets of a kind or type that were not included in the Peg Statement of Net Assets shall be included in the Preliminary and Final Closing Statements of Net Assets in accordance with normal principles, practices and procedures of Sellers with regard to accounting for such an Asset or Assumed Liability as long as the resulting amount of such Asset or Assumed Liability is in accordance with GAAP.


            2.4.2. Notwithstanding anything to the contrary in Section 2.4.1, if any of the principles, practices or procedures required by Section 2.4.1 produces a value for any Asset or Assumed Liability that is not in compliance with GAAP, the Preliminary and Final Closing Statements of Net Assets shall reflect an adjustment necessary to produce values for such Asset or Assumed Liability consistent with GAAP.

            2.4.3. Notwithstanding anything to the contrary in Section 2.4.2, the following specific accounting rules shall control the preparation of the Preliminary and Final Closing Statements of Net Assets:

                    2.4.3.1. The Preliminary and Final Closing Statements of Net Assets will not include any Retained Asset or Retained Liability.

                    2.4.3.2. The Preliminary and Final Closing Statements of Net Assets will reflect the results of a fixed asset physical existence test to be conducted by Buyer and Sellers immediately following the Closing with respect to selected fixed assets with a net book value greater than $25,000. Such test shall be observed by such independent parties as any Party may elect. The net book value of such selected fixed assets that the Parties cannot physically locate will be excluded from the Preliminary and Final Closing Statements of Net Assets.

                    2.4.3.3. No upward adjustment shall be made to the net Assets on the Preliminary or Final Closing Statement of Net Assets with respect to a decrease in any account payable or accrued liability included in the Peg Statement of Net Assets if the decrease does not result from actual cash settlement, returns to vendors or the provision of services.

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                    2.4.3.4.  The Preliminary and Final Closing Statements of
Net Assets will not include any Liabilities, whether contingent or otherwise, resulting from any litigation brought by any shareholder or debtholder of any Seller or its Affiliates, or any reserves or accruals therefor.

                    2.4.3.5. The Preliminary and Final Closing Statements of Net Assets will not include any severance or other termination payments to be made to any Employee or officer of any Seller or its Affiliates, who may have a written contract providing for termination or severance, or any reserves or accruals therefor.

                    2.4.3.6. The Preliminary and Final Closing Statements of Net Assets will not include any of the Sellers' obligations for product liability claims related to products of the Business sold by any of the Sellers before Closing or Finished Goods manufactured by any of the Sellers before Closing but sold after Closing.

     2.5.   BUYER'S REVIEW.   Buyer shall have 45 days following receipt from
Sellers of the Preliminary Closing Statement of Net Assets to review such statement and to determine if, in Buyer's judgment, such statement has been prepared in accordance with Section 2.4 above. If Buyer determines that adjustments are necessary in order for such statement to be so prepared, Buyer shall, within such 45-day period, deliver to Sellers a letter setting forth its proposed adjustments, including the amount, nature and basis for the adjustments ("BUYER'S LETTER").

     2.6. SELLERS' REVIEW. Sellers shall then have 30 days following receipt of Buyer's Letter, if any, to review the proposed adjustments. Within such 30-day period, Sellers shall deliver to Buyer a letter setting forth Sellers' position with respect to each of Buyer's proposed adjustments ("SELLERS' LETTER").

     2.7. MEETING. Within 20 days after Buyer's receipt of Sellers' Letter, representatives of the Parties shall meet and endeavor mutually to resolve the adjustments, if any, that are in dispute.

     2.8. ACCOUNTING ARBITRATOR. If any Party refuses to meet or the Parties are unable to resolve their dispute at the meeting, then within 30 days following the delivery to Buyer of Sellers' Letter or the date of the meeting held pursuant to Section 2.7, whichever is later, the Parties jointly shall engage the accounting firm of Deloitte & Touche (Dallas office) to act as the arbitrator (the "ACCOUNTING ARBITRATOR"), subject to that firm's confirming that it is independent of both Parties. The Parties shall furnish the Accounting Arbitrator with a copy of this Agreement, the Peg Statement of Net Assets, the Preliminary Closing Statement of Net Assets, Buyer's Letter, Sellers' Letter and any other relevant correspondence between the Parties. The Accounting Arbitrator must, within 30 days after the date it has received all of the foregoing documents, complete its review and render a written report setting forth its conclusion with respect to each adjustment in dispute. Buyer shall provide to the Accounting Arbitrator access to the books and records of Buyer as well as the working papers or other documents that any Party or its accountants may have which relate to the Preliminary Closing Statement of Net Assets and any other documents or information requested by the Accounting Arbitrator. The Accounting Arbitrator's review shall be limited to the purpose of determining whether, in respect of each disputed adjustment, Buyer's proposed adjustment or Sellers' position with respect to

Buyer's proposed adjustment is more nearly in accordance with the terms of this Agreement. The Parties shall have the right to submit written materials to the Accounting Arbitrator and to make oral presentations, all in accordance with procedures to be set forth in the engagement letter between the Parties and the Accounting Arbitrator. In arriving at its determination, the Accounting Arbitrator must select for each adjustment either Buyer's proposed adjustment or Sellers' position with respect to Buyer's proposed adjustment. The decision by the Accounting Arbitrator shall be in writing and delivered to Buyer and Sellers. The Accounting Arbitrator's decision shall be conclusive and binding upon the parties and may be entered and enforced in any court of competent jurisdiction. The Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. The fees and expenses of the Accounting Arbitrator shall be split evenly between Buyer on the one hand and Sellers on the other.

     2.9. FINAL NET ASSET AMOUNT. The Preliminary Closing Statement of Net Assets shall be modified to reflect any adjustments agreed to by the Parties pursuant to Section 2.7 and any adjustments determined by the Accounting Arbitrator pursuant to Section 2.8. The Preliminary Closing Statement of Net Assets, as modified to reflect such adjustments, will be the "FINAL CLOSING STATEMENT OF NET ASSETS." The amount of the net Assets as reflected in the Final Closing Statement of Net Assets is the "FINAL NET ASSET AMOUNT."

     2.10. PAYMENT. Concurrently with the execution of this Agreement, Buyer shall pay the Closing Payment in immediately available funds by wire transfer (against receipt of the Assets) to Sellers' account as follows: Texas Commerce Bank, Fort Worth, Texas, Account No. 07300175109, ABA #113000609. The Statement of Net Assets Payment Amount and interest thereon shall be paid in immediately available U.S. funds by wire transfer, if to Sellers at the account designated above and if to Buyer at Chase Manhattan Bank, New York, New York, Account No. 910 1 144781, ABA #021000021.

     2.11. CLOSING. The Closing shall take place on the date hereof at 10:00 a.m., Houston time, at the offices of Buyer in Houston, Texas, or at such other place or time as Sellers and Buyer may mutually agree. The Closing shall be effective as of the Effective Time.

     2.12. TRANSFER AND RECORDING COSTS. With respect to the transfer of the Assets contemplated hereby, Sellers and Buyer each shall pay one-half of any and all transfer, sales, use, conveyance, stamp duty, or other similar Taxes imposed by any Governmental Agency (which for the avoidance of doubt shall not include United Kingdom corporation tax, capital gain tax or value added tax) and any recording, filing or notarial fees incurred in connection with the transfer of the Assets.

     2.13. DELIVERIES AT THE CLOSING. Concurrently herewith, Sellers and Buyer shall deliver to each other the documents referred to in Section 8.

3.   LIABILITIES

     3.1. ASSUMED LIABILITIES. Upon the terms and conditions set forth herein, Sellers hereby transfer to Buyer, and Buyer hereby assumes and undertakes to perform when due, the following Liabilities (the "ASSUMED LIABILITIES"):

            3.1.1. Except for the Retained Liabilities and only to the extent of the actual amount reserved or accrued on the Final Closing Statement of Net
Assets:

                    3.1.1.1. Trade accounts payable related to purchase orders, operating leases and contracts to provide goods and services, payroll taxes, commissions payable to third parties, sales taxes, property taxes in accordance with Section 7.9 and other miscellaneous accrued liabilities of a kind and type included in the Peg Statement of Net Assets and accrued in the normal course of Sellers' operations; and

                    3.1.1.2. All of Sellers' respective obligations under product warranties and customer service claims.

                    Notwithstanding the foregoing, the term "Assumed Liabilities" shall include the liabilities described above in Sections 3.1.1.1 and 3.1.1.2 in excess of the amount accrued or reserved on the Final Closing Statement of Net Assets for a specific liability or category described in Sections 3.1.1.1 and 3.1.1.2, if, and only to the extent that, the total amount of all such liabilities does not exceed the aggregate amount accrued or reserved for all such liabilities on the Final Closing Statement of Net Assets.

            3.1.2. Except for Retained Liabilities, all of Sellers' Liabilities under the Assumed Contracts.

            3.1.3. All product liability Claims relating to Raw Material and Goods-In-Process with respect to which Buyer effects a Sale after the date hereof pursuant to Section 7.14 below.

     3.2. RETAINED LIABILITIES. All other obligations (whether absolute, accrued, contingent, known, unknown, inchoate or otherwise) or Liabilities of any nature whatsoever of Sellers which are not described in Section 3.1 above (the "RETAINED LIABILITIES") will be retained and performed when due by Sellers, including, without limitation, the following:

            3.2.1. All short and long-term debt, notes payable, revolving credit arrangements, loans, bonds, accrued interest payable and any other amount with respect to an interest-bearing obligation of any Seller or its Affiliates;

            3.2.2. All Liabilities, whether contingent or otherwise, resulting from any litigation brought by any shareholder, bondholder or debtholder of any Seller or its Affiliates in its capacity as such;

            3.2.3. All Liabilities for Taxes for any period ending on or before the date hereof to the extent not specifically accrued on the Final Closing Statement and property taxes calculated in accordance with Section 7.9;

            3.2.4. All severance and other termination payments and other Liabilities, if any, claimed by John J. Halenda under the Halenda Employment Agreement, as amended, Terry Wilson, Bill R. Marcom or Vicky Runyon under their respective Supplemental Severance Agreements;

            3.2.5. All of Sellers' obligations for any earned salaries, wages and commissions payable and earned, vacation and other liabilities for Employees as of the date hereof;

            3.2.6. All obligations for product liability Claims relating to Finished Goods with respect to which Buyer effects a Sale pursuant to Section
7.14 below after the date hereof;

            3.2.7.  All Environmental Costs to the extent provided in Section
9.6;

            3.2.8. All of Sellers' respective obligations under product warranties and customer service claims to the extent not accrued on the Final Closing Statement of Net Assets (except to the extent deemed to be Assumed Liabilities pursuant to the last sentence of Section 3.1.1 above);

            3.2.9. All Liabilities with respect to the litigation and claims described in Item 4.16 of the Disclosure Schedule;

            3.2.10. All Liabilities for Sellers' actions or inactions with respect to the U.K. Employee Plans on or prior to the Effective Time, and all Liabilities with respect to U.S. Employee Plans;

            3.2.11. All Liabilities with respect to Inactive Employees;

            3.2.12. All intercompany liabilities to WII and Sellers' Affiliates;


            3.2.13. WCS' Liability with respect to its letter of credit in the amount of L120,000 related to the payment of VAT; and

            3.2.14. All other Liabilities of Sellers in excess of the actual amount reserved or accrued on the Final Closing Statement of Net Assets (except to the extent deemed to be Assumed Liabilities pursuant to the last sentence of
Section 3.1.1 above).

4. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent and warrant to Buyer as follows:

     4.1. ORGANIZATION OF SELLERS. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Seller is authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify or be in good standing would not have a material adverse effect on Sellers. Each Seller has the corporate power and corporate authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. No Seller is in violation of any provision of its charter or bylaws. As of Closing, Wynn's U.K. will be able to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 of the United Kingdom and will not, within 6 months thereafter, become unable to pay its debts within the meaning of that section in consequence of the sale of all or any of the Assets by Sellers to Buyer.

     4.2. CORPORATE RELATIONSHIPS AMONG SELLERS. WCEC is a wholly owned subsidiary of WCS. WII is the sole shareholder of WCS and a 99% shareholder of Wynn's UK. Wynn's UK operates as a division of WCS.

     4.3. AUTHORIZATION. Each Seller has the corporate power and corporate authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement constitutes the legally valid and binding obligation of each Seller, enforceable in accordance with its terms.

     4.4. NON-CONTRAVENTION. Except as set forth in Item 4.4 of the Disclosure Schedule, neither the execution and delivery by Sellers of this Agreement, nor the consummation by Sellers of the transactions contemplated hereby, will (a) to Sellers' Knowledge, violate in any material respect any statute or regulation, rule, judgment, or decree of any court or other Governmental Agency to which any of the Sellers is subject, or any provision of the charter or bylaws of any Seller, or (b) violate, conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel any Assumed Contract.

     4.5. BROKERS' FEES. No Seller or WII has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby, except pursuant to WII's agreement with Lehman Brothers Inc.

     4.6. CONSENTS AND APPROVALS. Except as set forth in Item 4.6 of the Disclosure Schedule, no consent, license, permit, approval or authorization of, notice to or declaration, filing or registration with, any Governmental Agency, is, to Sellers' Knowledge, required to be obtained by any Seller in connection with its execution and delivery of this Agreement or the consummation by Sellers of the transactions contemplated hereby.

     4.7.   FINANCIAL INFORMATION.  The financial information set forth in Item
4.7 of the Disclosure Schedule, the Initial Peg Statement of Net Assets and the Peg Statement of Net Assets has been prepared from the books and records of Sellers. The Assets and Liabilities as of December 31, 1995, and April 30, 1996, respectively, are reasonably reflected therein. There are no adjustments which should be made to the financial information or the Peg Statement of Net Assets to make them not misleading with regard to the information contained therein.

     4.8.   PEG STATEMENT OF NET ASSETS.

            4.8.1. The Peg Statement of Net Assets does not include any Retained Assets or Retained Liabilities.

            4.8.2. The Peg Statement of Net Assets does not include any Liabilities, whether contingent or otherwise, resulting from any litigation brought by any shareholder or debtholder of any Seller or its Affiliates, or any reserves or accruals therefor.

            4.8.3. The Peg Statement of Net Assets does not include any severance or other termination payments to be made to any Employee or officer of any Seller or its Affiliates, who may have a written contract providing for termination or severance, or any reserves or accruals therefor.

            4.8.4. The Peg Statement of Net Assets does not include any of the Sellers' obligations for product liability claims related to products of the Business sold by any of the Sellers before Closing or Finished Goods manufactured by any of the Sellers before Closing but sold after Closing.

            4.8.5. The Peg Statement of Net Assets has been prepared using the same principles, practices and procedures as those that were applied in preparing the Initial Peg Statement of Net Assets and in accordance with GAAP consistently applied.

            4.8.6. No upward adjustment has been made to the net Assets on the Peg Statement of Net Assets with respect to a decrease in any account payable or accrued liability included in the Initial Peg Statement of Net Assets if the decrease does not result from actual cash settlement, returns to vendors or the provision of services.

     4.9. EVENTS SINCE DECEMBER 31, 1995. Except as set forth in Item 4.9 of the Disclosure Schedule, since December 31, 1995, there has not been any material adverse change in the Assets or Assumed Liabilities. Without limiting the foregoing, since that date no Seller has, except as set forth in Item 4.9 of the Disclosure Schedule:

            4.9.1. Sold, leased, transferred or assigned any of the Assets, other than (i) pursuant to intercompany transactions among Sellers or (ii) in the ordinary course of business;

            4.9.2. Entered into any contract, lease, sublease, license, arrangement or sublicense (or series of the same), except in the ordinary course of business;

            4.9.3. Delayed or postponed the payment of accounts payable or any other Assumed Liability in any amount, in total, in excess of $50,000, except in the ordinary course of business;

            4.9.4. Canceled, compromised, waived or released any material right or claim with respect to an Asset;

            4.9.5. To Sellers' Knowledge, experienced any damage, destruction or loss (whether or not covered by insurance) to an Asset either involving more than $50,000 for any individual Asset or more than $100,000 for all Assets;

            4.9.6. Entered into any employment or collective bargaining agreement, whether written or oral, or modified the terms of any existing employment agreement;

            4.9.7. Granted any increase in the compensation of any Employee, other than routine salary or hourly pay increases in the ordinary course of business consistent with past practice;

            4.9.8. Adopted any (i) bonus, (ii) profit sharing, (iii) incentive compensation, (iv) pension, (v) retirement, (vi) medical, hospitalization, life or other insurance, (vii) severance or (viii) other plan, contract or commitment for any of its employees or applicable to any Employee, or modified or terminated any existing plan, contract or commitment for or applicable to any Seller;

            4.9.9. Made any capital investment in, any loan to, or any acquisition of, any other person or entity (or series of related capital investments, loans and acquisitions); or

            4.9.10. Committed to any of the foregoing.

     4.10. TAX MATTERS. There are no Tax liens except liens for Taxes not yet due upon, pending against or, to Sellers' Knowledge, threatened in writing against any of the Assets that arose in connection with any failure to file a Tax Return or to pay any Taxes. To Sellers' Knowledge, Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee or any current independent contractor of a Seller. There is no dispute or claim concerning any Liability for Taxes relating to any of the Assets either (a) claimed or raised by any authority in writing, or (b) to Sellers' Knowledge, based on personal contact with any agent of such authority.

     4.11. REAL PROPERTY LEASES. Item 4.11 of the Disclosure Schedule lists all real property leases and subleases to which any Seller is party (the "REAL PROPERTY LEASES"). Sellers have delivered to Buyer correct and complete copies of all written Real Property Leases (as amended to date). With respect to each Real Property Lease and except as set forth in Item 4.11 of the Disclosure
Schedule:

            4.11.1. To Sellers' Knowledge, such Real Property Lease is in full force and effect and is a legally valid and binding obligation of the parties thereto;

            4.11.2. To Sellers' Knowledge, (i) no Seller is in breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by any Seller or would permit termination, modification or acceleration thereunder by the lessor or sublessor, and, (ii) the lessor or the sublessor is not in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the lessor or sublessor, or would permit termination, modification or acceleration thereunder by any Seller;

            4.11.3. To Sellers' Knowledge, since the commencement of the respective lease terms of the Real Property Leases to which any Seller is a party, no Seller has received any notice that it or the respective piece of Leased Real Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation with respect to the respective piece of Leased Real Property; and

            4.11.4. There are no (i) pending or, to Sellers' Knowledge, threatened condemnation proceedings relating to the Leased Real Property, (ii) pending or, to Sellers' Knowledge, threatened litigation or administrative actions relating to the Leased Real Property, or (iii) to Sellers' Knowledge, other matters materially and adversely affecting the current use, or occupancy thereof.

     4.12. OWNED REAL PROPERTY. Item 4.12 of the Disclosure Schedule identifies all real property owned by Sellers, other than the Modesto Property. Sellers have delivered to Buyer correct and complete copies of all deeds, title policies, and related ownership documents in

Sellers' actual or constructive possession relating to the Owned Real Property. With respect to the Owned Real Property and except as set forth in Item 4.12 of the Disclosure Schedule:

            4.12.1. To Sellers' Knowledge, WCS has good and marketable title to the Owned Real Property, free and clear of any Encumbrance. For the purposes of this Section 4.12.1, "marketable title" shall mean that there are no impediments to title that would prevent the sale of the Owned Real Property;

            4.12.2. There are no (i) pending or, to Sellers' Knowledge, threatened condemnation proceedings relating to the Owned Real Property, (ii) pending or, to Sellers' Knowledge, threatened litigation or administrative actions relating to the Owned Real Property, or (iii) to Sellers' Knowledge, other matters materially and adversely affecting the current use, occupancy or value thereof;

            4.12.3. To Sellers' Knowledge, since the date of the respective deeds conveying title to the Owned Real Property to WCS, no Seller has received any notice that it or the respective piece of Owned Real Property is in current violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation (except with respect to Environmental Laws which is addressed in Section 4.21) with respect to such Owned Real Property;

            4.12.4. To Sellers' Knowledge, Item 4.12.4 of the Disclosure Schedule lists all Permits with respect to the Owned Real Property;

            4.12.5. There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property;

            4.12.6. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein;

            4.12.7. There are no parties other than WCS in possession of the Owned Real Property;

            4.12.8. All facilities located on the Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities as currently operated by WCS; and

            4.12.9. Except as set forth in Item 4.12.9 of the Disclosure Schedule, to Sellers' Knowledge, each parcel of Owned Real Property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property.

     4.13. INTELLECTUAL PROPERTY. Item 4.13 sets forth all patents, patent applications, registered trademarks, registered service marks and registered designs owned by Sellers as of the date hereof. Except as set forth in Item
4.13 of the Disclosure Schedule:

            4.13.1. Sellers own, free and clear of any Encumbrance, or are licensed or otherwise have the right to use, the Intellectual Property;

            4.13.2. In the last five years, no Seller has received notice of any Claim pertaining to or is aware of any threatened legal proceedings that challenge such Seller's ownership of the Intellectual Property or the right to use any Intellectual Property; and

            4.13.3. Seller is not aware of any infringement of the Intellectual Property by others and in the last five years, has not received any notice of any Claim pertaining thereto, and is not aware of any threatened legal proceeding concerning infringement by others of the Intellectual Property.

     4.14. TANGIBLE ASSETS. Each Seller has good and marketable title to the tangible Assets, free and clear of all Encumbrances. Except as set forth in
Item 4.14 of the Disclosure Schedule, the machinery and equipment comprising the Assets are in satisfactory operating condition for their current use by Sellers and Sellers' presently anticipated levels of production. Except as set forth in
Item 4.14 of the Disclosure Schedule, there is no machinery, equipment, tools or dies not owned or leased by Sellers but used in the Business as presently conducted. For the purposes of this Section 4.14, "Assets" shall be deemed to exclude the Owned Real Property.

     4.15. ASSUMED CONTRACTS. Sellers have delivered to Buyer a correct and complete copy of each Assumed Contract (or a written summary thereof if it is oral). Except as set forth in Item 4.15 of the Disclosure Schedule, (i) each Assumed Contract is in full force and effect and is a legally valid and binding obligation of the Seller that is a party thereto, (ii) the Closing will not cause a breach of any Assumed Contract, and to Sellers' Knowledge, each Assumed Contract is legal, valid, binding and enforceable against any other party thereto, and (iii) such Seller is not in material breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default by such Seller, or would permit termination, modification or acceleration thereunder by the other party thereto, and, to Sellers' Knowledge, no other party to such Assumed Contract is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by such other party, or would permit termination, modification or acceleration thereunder by such Seller. Except as set forth in Item 4.15 of the Disclosure Schedule, to Sellers' Knowledge, no customer of Sellers having purchases of $250,000 or more from Sellers in 1995, has indicated within the past year that it will stop, or materially decrease the rate of, buying materials, products, or services from Sellers. For the purposes of this Section 4.15, "ASSUMED CONTRACTS" shall be deemed to exclude the Real Property Leases.

     4.16. LITIGATION. Except as set forth in Item 4.16 of the Disclosure Schedule, there is no unsatisfied judgment, order, decree, stipulation, injunction or charge with respect to the Assets, nor is any Seller a party or, to Sellers' Knowledge, threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or Governmental Agency or before any arbitrator with respect to the Assets.

     4.17. PRODUCT WARRANTIES. Except as set forth in Item 4.17 of the Disclosure Schedule, to Sellers' Knowledge, in the last five years, each product manufactured and sold by

WCS or assembled and sold by Wynn's UK (a "PRODUCT") has been in conformity with all applicable contractual commitments and all express and implied warranties of WCS or Wynn's UK, as the case may be, subject to the historical warranty claim rates set forth in Item 4.17 of the Disclosure Schedule. Sellers have provided to Buyer a correct and complete copy of each Seller's sales invoice, containing general terms and conditions of sale.

     4.18. PRODUCT LIABILITY. Except as set forth in Item 4.18 of the Disclosure Schedule, (a) no Seller is as of the date hereof, or has been at any time during the past three years, a party to any action, suit, proceeding, hearing or governmental investigation arising out of any injury to persons or damage to property as a result of the ownership, possession or use of any of the Assets or any product substantially similar to the Inventory manufactured and sold by Sellers or assembled and sold by Wynn's UK during the past three years (a "PRODUCT LIABILITY CLAIM"), and (b) to Sellers' Knowledge, in the last five years, no event has occurred which would be reasonably likely to give rise to a Product Liability Claim.

     4.19.  EMPLOYEES.

            4.19.1. Item 4.19.1 of the Disclosure Schedule sets forth a correct and complete list of the names, current annual base salary, current incentive arrangements, if any, and dates of birth and hire for each Active Employee.

            4.19.2. Except as set forth in Item 4.19.2 of the Disclosure Schedule, no current or former director, officer, shareholder or Employee of any Seller or any agent or of the same has any interest in any Asset or has entered into any transaction or agreement with any of them that constitutes an Assumed Contract, including any contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such director, officer, shareholder, Employee or agent, other than for salaries or wages earned in the ordinary course that result from employment with any Seller.

            4.19.3. To Sellers' Knowledge, no key Active Employee or group of Active Employees has any present plans to resign from his or her employment with any Seller. For purposes of this Section 4.19.3, (i) "key Active Employee" means any of the Employees referenced in Section 1.36(b), and (ii) "group" means five (5) or more people working in a functionally related area.

            4.19.4. No Seller is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes or other collective bargaining disputes. To Sellers' Knowledge, no Seller has committed an unfair labor practice within the meaning of the National Labor Relations Act. To Sellers' Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Active Employees.

            4.19.5. Except for any obligations for severance or other termination payments referenced in Section 3.2.4, Sellers have no unsatisfied obligations for severance liabilities for Employees as of the date hereof.

            4.19.6. To Sellers' Knowledge, (i) Wynn's U.K. has forwarded in a timely manner to the relevant Trustee under the Allied Dunbar Personal Pension Plan and the Save &

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Prosper Personal Retirement Account programs all employee and employer contributions, and (ii) Wynn's U.K. has paid in a timely manner all premiums due and payable for supplemental health coverage.

            4.19.7. The U.K. Active Employees are the only persons employed in the Business in the United Kingdom. No Seller has offered a contract of employment in the United Kingdom which remains capable of acceptance.

            4.19.8. Sellers have in relation to each U.K. Active Employee complied in all material respects with:

                    4.19.8.1. all obligations imposed on them by all statutes, regulations and codes of conduct and practice relevant to the relations between them and any U.K. Active Employee or trade union (including any obligations under any health and safety legislation);

                    4.19.8.2. the terms and conditions of service of each of the U.K. Active Employees;

                    4.19.8.3. all relevant orders, declarations and awards made under any relevant statute, regulation or codes of conduct and practice affecting the conditions of service of any of the U.K. Active Employees.

     4.20. EMPLOYEE PLANS. Part A of Item 4.20 of the Disclosure Schedule is a correct and complete list of each U.S. Employee Plan, and Part B of Item 4.20 of the Disclosure Schedule is a correct and complete list of each U.K. Employee Plan.

     4.21. ENVIRONMENTAL MATTERS. The term "ENVIRONMENTAL LAWS," when used herein, shall mean all applicable federal, state and local laws, rules, regulations, or ordinances (including the common law) as of the date hereof relating to health, safety, pollution control, or protection of the Environment, including, without limitation, all laws governing the generation, use, ownership, collection, treatment, storage, transportation, recovery, recycling, removal, Discharge or Disposal of, or exposure to or investigation or remediation of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. Except as set forth in Item 4.21 of the Disclosure Schedule:

            4.21.1. To Sellers' Knowledge, Sellers are currently in compliance in all material respects with all Environmental Laws in connection with the operation of the Assets and storage and sale of the Inventory.

            4.21.2. To the extent any of the Sellers has on the Real Property, or uses in connection with the operation of the Assets or storage or sale of the Inventory, Hazardous Materials, such Seller has obtained all material Permits required with respect thereto and, to Sellers' Knowledge, is in compliance with all of the terms, conditions and requirements of such Permits, a list of which is set forth in Item 4.21.2 of the Disclosure Schedule, and there are no proceedings to which any Seller is a party which are pending or, to Sellers' Knowledge, threatened against Sellers seeking to revoke, cancel or suspend any such Permit. All Permits will be assigned to Buyer in accordance with this Agreement, except to the extent the same are not transferable under applicable law.

            4.21.3. No Seller has received any notice from any Government Agency or any other Person alleging any present violation of any applicable Environmental Law in connection with the operation of the Assets or the storage or sale of the Inventory. To Sellers' Knowledge, there is no investigational proceeding against Sellers by any federal, state or local environmental or health and safety enforcement agency in connection with the present operation of the Assets or the storage or sale of the Inventory.

            4.21.4. No Seller has been subject to any administrative or judicial enforcement action pursuant to any Environmental Laws with respect to the operation of the Assets or the storage or sale of the Inventory, either now or at any time during the past five years.

            4.21.5. To Sellers' Knowledge, no Seller is subject to any remedial obligation with respect to the operation of the Assets or the storage or sale of the Inventory, under a currently issued and applicable administrative order, decree, or agreement pursuant to an Environmental Law.

            4.21.6. Sellers have made or obtained all material Permits or filings necessary or required to be obtained or made pursuant to applicable Environmental Laws in connection with the operation of the Assets or the storage or sale of the Inventory.

            4.21.7. With respect to Sellers' facilities in Fort Worth, Texas, and Rancho Cucamonga, California, Item 4.21.7 of the Disclosure Schedule lists any contracts or other arrangements relating to the collection, storage, transportation, treatment, recovery, recycling, or disposal of Hazardous Materials to which any Seller is or has been a party, and to Sellers' Knowledge,
Item 4.21.7 of the Disclosure Schedule lists any such contracts or arrangements relating to the other Real Property.

            4.21.8. To Sellers' Knowledge, except as previously disclosed in writing by Sellers to Buyer, no Hazardous Materials have been Discharged or Disposed of by or on behalf of Sellers on the Real Property, and to Sellers' Knowledge, Item 4.21.8 of the Disclosure Schedule sets forth all off site locations where Hazardous Materials generated by Sellers at the Real Property have been used, collected, treated, stored, transported, recovered, recycled, Discharged or Disposed.

            4.21.9. Sellers have received no notice that any Real Property or, to Sellers' Knowledge, any other property to which Hazardous Materials generated at the Real Property have been taken (including real property used for off site waste Disposal), is listed on any federal list of Superfund or National Priorities List sites or similar governmental lists regarding waste sites at which there has been Disposal of Hazardous Materials, nor to Sellers' Knowledge is the Real Property or such other waste disposal site subject to any environmentally-related liens of record.

            4.21.10. To Sellers' Knowledge, and other than as allowed by Permits which have been obtained and are in full force and effect, the operation of the Assets or the storage or sale of the Inventory, as presently operated, stored or sold, does not require the emission or Discharge of any Hazardous Material into the air, soil, or into any stream, creek, river, groundwater, or other body of water, or into any sewer system or storm water drainage system. Except as set forth in Item 4.21 of the Disclosure Schedule, to Sellers' Knowledge there have been no and are no Disposal, injection or other Discharge wells or underground tanks on any Real Property.

            4.21.11. To Sellers' Knowledge, the Assets and inventory used in the Business have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins and dibenzofurans.

     4.22. OTHER PROPERTY. Item 4.22 of the Disclosure Schedule sets forth a correct and complete list of all motor vehicles that are included among the Assets.

     4.23. LEGAL COMPLIANCE. Except as provided in Item 4.23 of the Disclosure Schedule and except with respect to Environmental Laws which are addressed in
Section 4.21.1, to Sellers' Knowledge, in the last five years, Sellers have complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) applicable to the operation of the Assets and the storage and sale of inventory or the collection of receivables. In the last five years, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against the Sellers alleging any failure to comply with any such law, rule or regulation.

     4.24. INTERCOMPANY AGREEMENTS. Item 4.24 of the Disclosure Schedule lists a complete and accurate list of all agreements and transactions of any kind (including transfers of assets or liabilities) between any Seller, on the one hand, and its Affiliates (other than the other Sellers) on the other hand, relating to the Assets, the Inventory, or the collection of receivables, that were entered into or have occurred within one year prior to the date of this Agreement.

     4.25. RELOCATION. Except as set forth in Item 4.25 of the Disclosure Schedule, no Assumed Contract restricts any Seller from relocating, closing or terminating any of its operations or facilities.

     4.26. PERMITS. Except with respect to Permits required by Environmental Laws which are addressed in Section 4.21.2 above and except as disclosed in Item
4.26 of the Disclosure Schedule, to Sellers' Knowledge, each of the Sellers has in effect all Permits necessary for the operation of the Assets and the storage and sale of the Inventory as presently operated, stored and sold, a list of which is set forth in Item 4.26 of the Disclosure Schedule, and there are no proceedings to which any Seller is a party which are pending or, to Sellers' Knowledge, threatened against a Seller seeking to revoke, cancel or suspend any such Permit. All Permits will be assigned to Buyer in accordance with this Agreement except to the extent that such assignment is not permissible under applicable law.

     4.27. TRANSFER OF ASSETS AND LIABILITIES. Since the date of the Initial Peg Statement of Net Assets, none of the assets or liabilities of any Seller has been transferred to any of its respective Affiliates except for sales of finished products made in the ordinary course for fair consideration.

     4.28. PRODUCT RETURNS. Except as set forth in Item 4.28 of the Disclosure Schedule, for the last five years, no Seller has had any significant product returns or return authorizations. There are no outstanding product warranty claims or any litigation relating thereto that indicates a repeated pattern of product failure, product liability or product recall claims. To Sellers' Knowledge, the Finished Goods conform to the standards of safety customary in the industry of which the Business as conducted by the Sellers is a part. None of the Finished Goods are, or, to Sellers' Knowledge, are threatened to be, the subject of a product recall. Sellers have no products advertised or held out as listed or approved by any safety or rating agency.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

     5.1. ORGANIZATION OF BUYER. Buyer is duly organized, validly existing and in good standing under the laws of the State of Missouri. Buyer is a wholly owned subsidiary of Cooper Industries, Inc., an Ohio corporation.

     5.2. AUTHORIZATION. Buyer has the corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legally valid and binding obligation of Buyer, enforceable in accordance with its terms.

     5.3. NON-CONTRAVENTION. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will, to Buyer's Knowledge, violate in any material respect any statute or regulation, rule, judgment, order or decree of any court or other Governmental Agency to which Buyer is subject, or any provision of the charter or bylaws of Buyer.

     5.4. BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby.

     5.5. CONSENTS AND APPROVALS. No consent, license, permit, approval or authorization of, notice to or declaration, filing or registration with, any Governmental Agency, is, to Buyer's Knowledge, required to be obtained by Buyer in connection with its execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

6.   EMPLOYEES.

     6.1. TERMINATION OF EMPLOYEES BY SELLERS. As of the Effective Time, Sellers will terminate all U.S. Active Employees. In connection therewith, Sellers will pay their Active Employees all accrued salaries, wages and vacation pay owing to their Active Employees. Active Employees who are participants in the Wynn's 401(k) Plan and the WII Retirement Plan will vest in such plans as of the date hereof and Sellers will cause WII to retain responsibility for the administration thereof with respect to the Active Employees after the Effective Time. Active Employees who are participants in the WII Employee Stock Purchase Plan will cease to be participants in such plan as of the date hereof and Sellers will cause WII to refund to such Employees all amounts in their accounts as of the date hereof. Active Employees will not be entitled to receive any benefits under the WII Severance Pay Plan. At the request of Buyer, Sellers will continue to administer certain employee benefit plans (the "TRANSITION PLANS") with respect to the Active Employees for a period not to exceed ninety days after the date hereof. The Transition Plans are identified on Item 6.1 of the Disclosure Schedule. Buyer shall promptly pay or reimburse Sellers for the total direct cost of the Transition Plans, including but not limited to the costs of claims, premiums and administration which are incurred by Sellers at any time after the date hereof. In the case of premiums for the Transition Plans, Buyer shall pay Sellers the monthly premium in advance no later than the first day of the month of coverage. Buyer acknowledges that premiums paid are not refundable, even if coverage is cancelled before the end of the month. Buyer shall notify Seller of the date upon which the Active Employees will cease participating in the Transition Plans at least ten days prior to the date thereof.

     6.2. EMPLOYMENT OF EMPLOYEES BY BUYER. As of the Effective Time, Buyer shall offer to employ each U.S. Active Employee in a position, at a rate of base pay and with employee benefits comparable in the aggregate to the position held with and rate of base pay and employee benefits received from the employing Seller immediately prior to the Effective Time; PROVIDED, HOWEVER, that (a) Buyer shall enter into only such incentive compensation arrangements, if any, that it deems reasonable or appropriate under Buyer's compensation policies and procedures, (b) no Employee shall be a third party beneficiary of this Agreement, and (c) Buyer shall offer to employ John J. Halenda, but shall not be obligated to assume the Halenda Employment Agreement.

     6.3. TRANSFER OF EMPLOYEES BY SELLERS. The Parties acknowledge that this Agreement constitutes a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended, of the United Kingdom, ("TUPE") and, in accordance with TUPE, the contracts of employment of each of the Employees shall be transferred by Sellers to Buyer, and Buyer shall assume the same, as of the Effective Time.

     6.4. DEFINITION OF EMPLOYEES. Notwithstanding anything to the contrary contained in this Agreement, Sections 6.1 and 6.2 above shall apply only to those Employees located in the U.S., and Section 6.3 shall apply only to those Employees located in the U.K.

     6.5. FURTHER COVENANTS. At the Effective Time, Sellers shall take all action necessary and within their power to cause Cooper (U.K.) Limited to be appointed as a contributing employer (in respect of the U.K. Active Employees) under the Allied Dunbar Personal Pension Plan and the Save & Prosper Personal Retirement Account.

     6.6. COBRA. Buyer shall permit each former employee of Sellers as of the Effective Time who has elected or is eligible for continued group health coverage under the PruCare of North Texas HMO medical plan and/or the Safeguard Health Plans, Inc. dental plan pursuant to COBRA (a "COBRA BENEFICIARY") to participate as a COBRA Beneficiary in the comparable successor or replacement group health plan or plans established by Buyer after the Effective Time (the "SUCCESSOR PLANS") upon payment of the required monthly premium by such COBRA Beneficiary, PROVIDED, HOWEVER, that Buyer shall have no obligation to permit a COBRA Beneficiary to continue to participate in the Successor Plans (i) after the expiration of such

COBRA Beneficiary's continuation period under COBRA, or (ii) if such COBRA Beneficiary fails to pay any required monthly premium in full on a timely basis.

7.   OTHER AGREEMENTS

     7.1. GENERAL. If after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to implement the transactions contemplated hereby, each Party will take such further action (including the execution and delivery of such additional documents) as the other Party may reasonably request. The Parties acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements and financial data of any sort pertaining to the Assets, provided that if such items also pertain to any of the Retained Assets or Retained Liabilities, Sellers may instead provide to Buyer a copy of such items. Buyer shall maintain for a period of twelve (12) months following the date hereof adequate accounting records to account for the Sale of the Inventory, the collection of the retained receivables as provided in Section 7.7 and Warranty Work performed, and shall provide a copy of such records to Sellers upon their reasonable request.

     7.2. LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any Claim in connection with (i) any transaction contemplated hereby or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving the Business, the other Party will cooperate with the defending Party or its counsel in connection therewith, make available its personnel and provide such testimony and access to its books as shall be necessary in connection with the same. In such case, the defending Party shall pay the reasonable out-of-pocket expenses incurred by the cooperating Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 9).

     7.3. TRANSITION. Sellers will not take any action designed or intended to have the effect of discouraging any lessor, sublessor, licensor, customer, supplier or other business associate of Sellers from maintaining the same business relationships with Buyer after the Closing as were maintained with Sellers prior to the Closing. After the Closing, Sellers will refer all customer inquiries relating to the Assets and Business to Buyer.

     7.4. CONFIDENTIALITY. Subject to the provisions of this Section 7.4, (i) after the Closing Sellers shall refrain from using or disclosing confidential information pertaining exclusively to the Assets and the Business ("BUYER'S CONFIDENTIAL INFORMATION"), and (ii) Buyer shall refrain from using or disclosing confidential information of Sellers not pertaining exclusively to the Assets and Business ("SELLERS' CONFIDENTIAL INFORMATION" or, together with Buyer's Confidential Information, "CONFIDENTIAL INFORMATION"). For purposes of this Section 7.4, information that is generally available to the public immediately prior to the time of disclosure is not Confidential Information. Upon the Closing, each Party will deliver to the other Party or destroy (if requested by the other Party and subject to applicable law) all tangible embodiments and copies of the other Party's Confidential Information in such Party's possession. If any Party is requested or required in connection with any legal proceeding to disclose any of the other Party's Confidential Information, such Party will notify the other Party promptly of such request or requirement so that the other Party may seek an appropriate protective order or waive its compliance with this Section 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such Party or its Affiliates is, on the advice of counsel, compelled to disclose any of the other Party's Confidential Information to any tribunal or else stand liable for contempt, such Party or its Affiliates may disclose the Buyer's Confidential Information to the tribunal.
In such event, such Party or its Affiliates shall use its or their reasonable efforts to obtain, at the reasonable request and expense of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the other Party's Confidential Information required to be disclosed as the other Party shall designate.

     7.5. CONSENTS. If any consent necessary to authorize, approve or permit the full and complete sale, assignment and transfer of the Assets as contemplated hereby has not been obtained as of the Closing, Sellers will (a) use their reasonable best efforts and continue to take all reasonable action after the date hereof, at no additional cost to Buyer, to obtain such consents, and (b) cooperate with Buyer in any reasonable arrangement to provide Buyer with the benefits under or with respect to the Asset as to which the consent was not obtained.

     7.6. ALLOCATION. The Purchase Price shall be allocated among the Assets as set forth in Schedule 7.6 which allocation shall be adjusted to reflect the change in the Assets shown on the Final Closing Statement of Net Assets. The parties agree that such allocation is based on the fair market value of the Assets. Each agrees to make all Tax reports, returns, claims and other statements consistent with such allocation and each agrees not to make any inconsistent statements on any Tax returns or during any Tax audit, except as may be required by law. Each Party will promptly notify the other if any Tax authority proposes a different allocation.

     7.7. BUYER'S RECEIPT OF PAYMENTS IN RESPECT OF RETAINED RECEIVABLES. A list of the accounts, notes, and other receivables that are being retained by Sellers shall be prepared by Sellers and delivered to Buyer promptly after the date hereof. When so delivered, such list shall be attached hereto as Schedule
7.7. Part A of Schedule 7.7 shall list only rolling receivables, in the amount of approximately $800,000, and Part B of Schedule 7.7 shall list all other such receivables. For a period of twelve (12) months following the date hereof, Buyer shall use reasonable efforts, on behalf of Sellers, to collect the receivables listed in Part A of Schedule 7.7, and shall use reasonable best efforts, on behalf of Sellers, to collect the receivables listed in Part B of
Schedule 7.7. Any payments received by Buyer on customer accounts receivable shall be applied first to the outstanding account receivable with Sellers until such account is paid in full, and then the payment shall be applied to any accounts receivable of Buyer with the same customer. Notwithstanding the previous sentence, in the event that the customer requests that payment be applied to customer's account with Buyer and such request is based on claims of defective or damaged goods supplied to such customer by any Seller, then Buyer shall apply the portion of the payment reflecting customer's claim against any Seller as requested by the customer; the remainder of the payment shall be applied in accordance with the immediately preceding sentence. On or before the 15th day of the month following the month that Buyer receives any such payment, Buyer shall remit to Sellers an amount equal to the amount of such collections received with respect to Sellers' accounts receivable, together with a statement showing the invoices paid and the amount of each invoice. From time to time upon Sellers' request, Sellers shall be entitled to audit Buyer's records with respect to Sellers' receivables. Sellers reserve the right, at Sellers' expense, to initiate any collection activities with respect to any and all past-due receivables of Sellers. Notwithstanding the previous provisions of this

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Section 7.7, certain payments received shall be applied as follows: (i) payments received by Buyer from Air Shop Orange, Inc. will be applied first to any currently due accounts receivable of Buyer with any excess amount applied to Sellers' accounts receivable, and, at Sellers' request, Buyer shall withhold shipment of future orders if such customer fails to make reasonable excess payments to apply to Sellers' accounts receivable; (ii) Sellers, Buyer and Mid-Atlantic Accessories shall mutually agree on a payment plan for Sellers' accounts receivable with payments received by Buyer from such customer applied first to any currently due accounts receivable of Buyer with any excess amount applied to Sellers' accounts receivable, provided that Buyer shall, at Sellers' request, withhold shipment of future orders if the customer fails to make reasonable excess payments to Sellers' accounts receivable; (iii) payments received from Ranshu Inc. shall be applied first to Sellers' currently due or past due accounts receivable with any excess applied to Buyer's accounts receivable, and payments shall be applied to future due accounts receivable of Sellers provided those payments are received as a direct result of an agreement between Sellers and Ranshu, Inc. to liquidate future accounts receivable; and
(iv) with respect to Macon, Inc., Buyer and Sellers shall work together to reach a negotiated settlement with such customer to achieve the collection of Sellers' rolling receivables account with future payment application to be mutually agreed upon by Buyer and Sellers.

     7.8. TAX ASSISTANCE. Each Party shall (a) provide the other Party with such assistance as may be reasonably requested by any of them in connection with the preparation of any return, audit or other examination by any Tax authority or judicial or administrative proceedings relating to liability for Taxes, (b) retain and provide the other Party with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (c) provide the other Party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period. Without limiting the foregoing, each Party shall retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the date hereof and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same.

     7.9. CLOSING PRORATIONS. All real property and personal property taxes and assessments ("PROPERTY TAXES") which are past due or become due upon the Assets prior to the Closing shall be paid by Sellers (or if Sellers have objected to such Taxes, Sellers shall assume responsibility for such Taxes), together with any penalty or interest thereon. Property Taxes that arise or become due after the Closing shall be prorated and adjusted between Buyer and Sellers as of the Closing on a per diem basis on the best information available at such time, and an appropriate adjustment in the Final Closing Statement of Net Assets shall be made as necessary. If the amount of any such Property Taxes as finally determined differs from the amount used for the proration made in accordance with the previous sentence, the proration shall be recalculated and the appropriate payment shall be made promptly to the other Party.

     7.10. TAX PROCEEDINGS. Sellers shall exercise, at their expense, complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by Buyer, for which Sellers or their Affiliates may be liable or against which Sellers may be required to indemnify Buyer pursuant to this Agreement. Sellers shall promptly notify Buyer if, in connection with any such inquiry, examination or proceeding, any Governmental Agency proposes in writing to make any assessment or adjustment with respect to Tax items of Sellers, which assessments or adjustments could affect the Assets following the Closing, and shall consult with Buyer with respect to any such proposed assessment or adjustment.

     7.11. UNEMPLOYMENT TAX EXPERIENCE. Upon Buyer's request, Sellers shall transfer to Buyer the state unemployment tax experience for Sellers' Employees. Buyer may elect to transfer such unemployment tax experience separately for each state in which Sellers had Employees immediately prior to the Closing. If Buyer elects to transfer the aforementioned state unemployment tax experience in a particular state, Sellers will timely execute the necessary governmental filings to accomplish the transfer.

     7.12. EMPLOYMENT TAX COMPLIANCE. Sellers and Buyer agree to use the alternative procedure described in Section 5 of Revenue Procedure 84-77, 1984-2 Cum. Bull. 753, for preparing and filing Forms W-2, W-33, W-4, W-5 and 941 for 1996 with respect to the U.S. Active Employees, including (so far as is relevant) the U.K. Active Employees. Each Party shall provide to the other Party such assistance, cooperation and access to such books and records as may be reasonably necessary to comply with this provision.

     7.13. DISCHARGE OF WARRANTY OBLIGATIONS. Pursuant to Section 3.1.1.2, Buyer has assumed Sellers' obligations with respect to product warranties and customer service claims ("WARRANTY WORK") but only to the extent accrued on the Final Closing Statement of Net Assets (except to the extent deemed to be Assumed Liabilities pursuant to the last sentence of Section 3.1.1 above). Upon receipt of a customer claim for Warranty Work (either to be performed by Buyer or already performed by the customer and for which the customer seeks reimbursement), Buyer shall review such claim for propriety in accordance with procedures similar to those used by Sellers immediately prior to the Effective Time. If Buyer performs Warranty Work, Buyer shall assign a cost to the same using the Inventory Cost of the Inventory used to perform the Warranty Work plus Buyer's out-of-pocket costs (including labor costs, manufacturing and other overhead costs). If Buyer concludes that reimbursement for Warranty Work performed by a customer is appropriate, then Buyer shall reimburse the customer for the amount deemed appropriate. If the total costs to Buyer to perform the Warranty Work and to reimburse customers for Warranty Work exceed the aggregate amount accrued on the Final Closing Statement of Net Assets (except to the extent deemed to be Assumed Liabilities pursuant to the last sentence of Section 3.1.1) ("EXCESS WARRANTY COSTS"), Buyer shall promptly notify Sellers of any such Excess Warranty Costs. Sellers shall be entitled to review Buyer's books and records regarding Excess Warranty Costs. Sellers shall, within five (5) days after receipt of such notice, reimburse Buyer for the Excess Warranty Costs confirmed by Sellers. Until further notice from Sellers, Buyer shall thereafter continue to perform Warranty Work and/or reimburse customers for Warranty Work, provided that Sellers reimburse Buyer for Excess Warranty Costs pursuant to the foregoing provisions.

     7.14. CONSIGNMENT AND SALES REPRESENTATIVE ARRANGEMENTS REGARDING INVENTORY. WCS hereby consigns all of its Raw Materials and Goods-In-Process and all of its Finished Goods other than the Fort Worth Finished Goods (as such term is defined in Section 7.14.13 below), and Wynn's UK hereby consigns all of its Raw Materials, Goods-In-Process and Finished Goods (all of such consigned items are collectively referred to hereinafter as the "CONSIGNED INVENTORY"), to Buyer as follows:

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            7.14.1. DELIVERY OF CONSIGNED INVENTORY.  The Consigned Inventory
shall be deemed delivered to Buyer at the Closing. Buyer shall physically segregate all Consigned Inventory from post-Closing inventory.

            7.14.2. TITLE TO CONSIGNED INVENTORY. Title to the Consigned Inventory shall remain with WCS or Wynn's UK, as the case may be, until the occurrence of a Sale (as defined below), at which point title shall pass to Buyer. Sellers shall be responsible for any and all property taxes applicable to the Consigned Inventory.

            7.14.3. SALE OF CONSIGNED INVENTORY. During the twelve-month period following the date hereof (the "CONSIGNMENT PERIOD"), Buyer shall use reasonable best efforts to effect a Sale of the Consigned Inventory. For the purposes of this Section 7.14, "reasonable best efforts" shall mean those that a prudent business person would employ but in no event more than the efforts used by Sellers as of the date hereof. Each of the following events shall be considered a "Sale" of Consigned Inventory:

                    7.14.3.1. Buyer ships a Finished Good, excluding any Fort Worth Finished Goods, to a customer or other third party;

                    7.14.3.2. Buyer issues a Raw Material to the production floor and incorporates it into a product manufactured, or assembled by Buyer;

                    7.14.3.3. The expiration of thirty (30) days after the date hereof with respect to all Goods-in-Process;

                    7.14.3.4. Buyer uses or consumes any item of Consigned Inventory, including, without limitation, any Consigned Inventory reduced to scrap or used in testing;

                    7.14.3.5. Buyer returns any item of Consigned Inventory to a vendor for credit or refund in which case Buyer shall be entitled to the credit or refund; PROVIDED, HOWEVER, that for the purposes of the Consigned Inventory referenced in the immediately foregoing phrase, Inventory Cost shall be deemed to be that amount actually credited or refunded to Buyer (less costs of shipping and other incidentals), and (i) Buyer shall obtain Sellers' written consent, not to be unreasonably withheld, prior to returning any item of Consigned Inventory to a vendor for less than the Inventory Cost as defined in Section 7.14.5 but
(ii) Buyer need not obtain Sellers' written consent prior to returning any items of Consigned Inventory to a vendor for credit or refund for Inventory Cost or greater, where Inventory Cost is deemed to be that amount actually credited or refunded to Buyer (less costs of shipping and other incidentals), as provided above in this Section 7.14.3.5; and

                    7.14.3.6. Buyer ships any item of Consigned Inventory from
(a) the site where it resided as of the Effective Time or, if Buyer initially relocates the Consigned Inventory en masse, the new site where the Consigned Inventory is relocated, to (b) another warehouse, service center or other facility of Buyer or any Affiliate of Buyer.

                    7.14.3.7. Notwithstanding anything to the contrary contained in this Section 7.14, Buyer shall have no obligation under this Section 7.14.3 to effect Sales of

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Consigned Inventory (excluding the Wynn's U.K. Raw Materials, Goods-In-Process and Finished Goods) during the Consignment Period once the Sales of the aggregate Inventory Cost of all such Consigned Inventory totals $5,000,000 (excluding the Wynn's U.K. Raw Materials, Goods-In-Process and Finished Goods). As of such time, any remaining Consigned Inventory shall be deemed to be "EXCESS U.S. CONSIGNED INVENTORY" and no longer Consigned Inventory that Buyer shall use reasonable best efforts to solicit sales pursuant to the provisions of Section
7.14.13 below.

            7.14.4. DAILY CYCLE COUNTS; MONTHLY STATEMENTS. After the date hereof, Buyer shall perform a daily physical count of selected Consigned Inventory and Non-Consigned Inventory (as such term is defined below in Section 7.14.13) items, in substantially the same manner as that performed by Sellers prior to the Closing. In addition, Buyer shall furnish Sellers with monthly statements indicating all Sales of Consigned Inventory in the preceding month and the amount of remaining Consigned Inventory. The monthly statements shall be itemized by part number. Buyer shall deliver such monthly statement to Sellers no later than the 15th day following each month.

            7.14.5. ADVANCE AND PAYMENTS.  Except as otherwise provided in
Section 7.14.3.5, Buyer shall be obligated to pay Sellers the inventory cost, as to be reflected in Schedule 1.35 and as such cost may be adjusted from time to time by mutual agreement of the Parties (the "INVENTORY COST"), for each item of Consigned Inventory with respect to which a Sale occurs. Concurrently with the execution hereof, Buyer shall advance to Sellers the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) (the "ADVANCE"). Buyer shall pay the Advance by wire transfer of immediately available funds to Sellers' account designated in Section 2.10 above. The Advance represents Buyer's prepayment to Sellers of the Inventory Cost potentially payable as set forth above. Buyer shall indicate in each monthly Inventory statement the Inventory Cost for Sales occurring in the reported month (which shall be charged against the Advance) and the cumulative amount of Inventory Cost for Sales made to date. For the month in which the cumulative amount of Inventory Cost for Sales made exceeds $3,500,000, Buyer shall remit to Sellers payment in the amount of such excess. Thereafter, Buyer shall remit to Sellers with each monthly statement the amount of the Inventory Cost for Sales occurring during the reported month.

            7.14.6. LAST TIME BUYS. If Sellers determine that it would be desirable to enter into a "last time buy" arrangement with an original equipment manufacturer customer with respect to spare, discontinued, replacement and other similar parts of the Consigned or Non-Consigned Inventory, Buyer shall use its reasonable best efforts to effectuate such arrangement on terms reasonably acceptable to Sellers and Buyer, subject to Section 7.14.3.7 above.

            7.14.7. CREDIT SALES. Sales of Consigned Inventory by Buyer to third party customers may be for cash or on such credit terms as Buyer may establish in its sole discretion. Buyer exclusively shall bear the risk of non-payment with respect to such credit extended to customers of Buyer.

            7.14.8. RETURNS. For any item of Consigned or Non-Consigned Inventory with respect to which a Sale of Consigned Inventory or sale of Non-Consigned Inventory has been made and which a customer proposes to return for credit, Buyer will offer the customer up to a 15% credit on the invoice amount due with respect to such item of Consigned or Non-Consigned Inventory if the customer agrees to retain the item rather than return it. If the customer accepts such offer, then upon written notice thereof from Buyer, Sellers shall promptly reimburse Buyer in an amount equal to the credit extended to such customer if the item was Consigned Inventory, or credit the customer's account receivable with Sellers if the item was Non-Consigned Inventory. If the customer does not accept such offer and insists on returning the item, then (A) if the item was Consigned Inventory (i) the item shall be deemed to belong to Sellers and returned to Consigned Inventory if the Sale occurred within the first six (6) months of the Consignment Period, and (ii) the item shall be deemed to belong to Buyer and not to be returned to Consigned Inventory if the Sale occurred within the last six (6) months of the Consignment Period, and (B) if the item was Non-Consigned Inventory, the item will be returned to Non-Consigned Inventory. Notwithstanding the foregoing, Buyer shall not, without obtaining prior approval of Sellers, offer such credit to any customer that proposes to return Consigned or Non-Consigned Inventory that, in the aggregate, was sold for an amount in excess of $25,000. With respect to any item that constituted inventory of and was sold by Sellers prior to the date hereof ("SELLERS' INVENTORY"), and which is returned to Buyer after the date hereof:

                    7.14.8.1. If the customer has an open account receivable with Sellers, Buyer shall credit Sellers' account receivable from that customer in the amount of the customer's purchase price;

                    7.14.8.2. If the customer does not have an open account receivable with Sellers, Buyer shall issue a refund to the customer in the amount paid by the customer and shall deduct such amount from the amount that Buyer otherwise would be obligated to remit to Sellers for accounts receivable collected pursuant to Section 7.7;

                    7.14.8.3. Such returned item shall be considered to be returned to Consigned Inventory, and if such item has not been assigned an Inventory Cost, the Inventory Cost shall be the most recent cost used by Sellers in determining the cost of goods sold for such item; and

                    7.14.8.4. If any customer proposes to return Sellers' Inventory for a credit or refund in excess of $25,000, Buyer shall obtain Sellers' written consent to the acceptance of the return of such inventory before Buyer accepts the return thereof.

            7.14.9. RISK OF LOSS/INSURANCE. Buyer shall be responsible for any loss or damage to the Consigned or Non-Consigned Inventory while it is under Buyer's control. Buyer shall maintain property damage insurance on the Consigned or Non-Consigned Inventory in the amount of $10,000,000 on the date hereof, which shall name WCS and Wynn's UK as additional insureds. Buyer may reduce such insurance coverage based on Sales of Consigned Inventory and sales of Non-Consigned Inventory.

            7.14.10. EXPIRATION OF CONSIGNMENT PERIOD AND SALES AGENCY PERIOD. If, at the end of the Consignment Period and Sales Agency Period, Buyer has been unable to dispose of all of the Consigned and Non-Consigned Inventory despite using its reasonable best efforts as required by Sections 7.14.3 and 7.14.13, Buyer shall promptly return the remaining Consigned and Non-Consigned Inventory to Sellers. In such case, Buyer, at Sellers' expense, shall pack the Consigned and Non-Consigned Inventory in a manner suitable for shipping. Buyer shall ship such Consigned and Non-Consigned Inventory F.O.B. Fort Worth to such destination(s) as may be designated by Sellers, and Sellers shall pay for the cost of such shipping. If the total Inventory Cost with respect to which Sales occurred in the Consignment Period is less than $3,500,000, then within five (5) days of receipt of an invoice from Buyer, Sellers shall pay to Buyer the difference between $3,500,000 and such total Inventory Cost. Notwithstanding the preceding sentence, upon the expiration of the Consignment Period, Buyer and Sellers may agree to continue the consignment arrangement with respect to the remaining Consigned Inventory upon the terms set forth above or upon other mutually agreeable terms.

            7.14.11. PURCHASE OF CONSIGNED INVENTORY. In addition, during the Consignment Period, Buyer shall be entitled to purchase the Consigned Inventory at Inventory Costs, in the quantities required by Buyer subject to an aggregate limitation of $5,000,000 taking into account Sales pursuant to Section 7.14.3.

            7.14.12. ON-SITE VISITS. From time to time after the Closing, Buyer shall permit representatives of Sellers to visit the locations at which the Consigned and Non-Consigned Inventory is stored and at which Buyer keeps its books and records pertaining to the Consigned and Non-Consigned Inventory and to Sellers' receivables to be collected by Buyer pursuant to Sections 7.7 and
7.14.13 hereof. Such visits shall take place during Buyer's normal business hours and only after Sellers have provided Buyer with at least 48 hours' notice prior to each visit. The purpose of such visits shall be to enable Sellers to monitor and audit Buyer's performance of its obligations under Sections 7.7 and
7.14 hereof. Without limiting the generality of the foregoing, Sellers anticipate that, collectively, they will make such visits at least once per month.

            7.14.13. APPOINTMENT OF BUYER AS SALES REPRESENTATIVE. Sellers hereby appoints Buyer to act as a sales representative with respect to the sale of (i) WCS' Finished Goods located at its Fort Worth, Texas, facility (the "FORT WORTH FINISHED GOODS") and (ii) the Excess U.S. Consigned Inventory (collectively, the "NON-CONSIGNED INVENTORY"). Such appointment shall be effective as of the Effective Time and shall continue during the twelve (12) month period thereafter (the "SALES AGENCY PERIOD"). The Non-Consigned Inventory shall be deemed delivered to Buyer at the Closing provided that title shall remain with Seller. Buyer shall physically segregate all Non-Consigned Inventory from post-Closing inventory of Buyer. During the Sales Agency Period:
(i) Buyer shall use reasonable best efforts to sell the Non-Consigned Inventory on behalf of Sellers to customers of Sellers or Buyer on Buyer's commercially reasonable terms; (ii) the sales price of the Non-Consigned Inventory shall be at least Sellers' list price as attached hereto as Schedule 7.14.13, less normal discounts, with any decreases therefrom approved in advance by Sellers; (iii) Sellers shall be obligated to sell the Non-Consigned Inventory to any such customer that offers at least such list price less normal discounts; (iv) upon the sale of Non-Consigned Inventory, title thereto shall pass directly from Sellers to the customer; (v) Sellers shall remain responsible for any and all property or other taxes applicable to the Non-Consigned Inventory; (vi) all accounts receivable arising from Non-Consigned Inventory Sales shall belong to Sellers; (vii) Buyer shall use its reasonable best efforts to collect such accounts receivable on behalf of Sellers; (viii) Buyer shall have no obligation to purchase Non-Consigned Inventory from Sellers; and (ix) Buyer shall be Sellers' exclusive sales representative in the United States and Canada with respect to the Non-Consigned Inventory.

Any payments received by Buyer on such accounts receivable shall be applied first to the outstanding accounts receivable with Sellers until such account is paid in full, and then the payment shall be applied to any accounts receivable of Buyer with the same customer. On or before the 15th day of the month following the month that Buyer receives any payment, Buyer shall remit to Sellers an amount equal to the amount of such collections received with respect to Sellers' outstanding accounts receivable, together with a statement showing the invoices paid and the amount of each invoice. Sellers shall promptly inform Buyer from time to time of the status of any such outstanding accounts receivable. From time to time upon either party's request, the requesting party shall be entitled to audit the records of the other party with respect to such accounts receivable. Buyer reserves the right, at Buyer's expense, to initiate any collection activities with respect to any and all past-due receivables of Sellers created under this Section 7.14.13. During the Sales Agency Period, Buyer's obligations under Section 7.14.4 with respect to monthly statements shall be deemed to apply to sales of Non-Consigned Inventory. In consideration of Buyer's services under this Section 7.14.13, Sellers shall pay Buyer a commission equal to twenty-eight percent (28%) of the Net Sales Price of Non-Consigned Inventory sold during the Sales Agency Period. The commissions shall be paid monthly following receipt of proceeds from the sales. For purposes hereof, "NET SALES PRICE" means the invoice price for the Non-Consigned Inventory sold, excluding freight and delivery charges and sales and other taxes identified in the invoice as being included in the price, less allowances for returns actually made and trade discounts identified in the invoice. Buyer shall subtract the commission due to Buyer from the amounts collected by Buyer pursuant to this Section 7.14.13 provided that if the amounts collected in a given month are inadequate to cover such commissions, Sellers shall pay Buyer the shortfall.

     7.15. USE OF RETAINED NAMES. Buyer shall not use the Retained Names in any respect except that Buyer shall be entitled (i) to sell any Inventory in existence on the date hereof bearing any of the Retained Names, and (ii) to use any product packaging, promotional materials, letterhead and business cards bearing any of the Retained Names, in existence as of the date hereof until the earlier of the expiration of one year following the date hereof or the exhaustion of the supply of such items.

     7.16. "AS IS" TRANSACTION. Subject to Sellers' representations, warranties and covenants expressly set forth herein, Buyer accepts the Assets "AS IS" and "WITH ALL FAULTS." Buyer acknowledges that it has the right to make such inspection of the Assets as it deems appropriate. Except as provided herein, Buyer further acknowledges that Sellers, their agents and employees and other persons acting on behalf of Sellers, have made no representation or warranty of any kind, express or implied, in fact or by law, as to the compliance status of the Assets under any law, including any Environmental Law, or of merchantability, fitness for any particular purpose, condition, value, or use of the Assets upon which Buyer has relied directly or indirectly for any purpose.

     7.17. SECURITY FOR VAT DEFERMENT GUARANTEE. Concurrently with the execution of this Agreement, Buyer shall put into place a letter of credit or other security arrangement with respect to the United Kingdom Value Added Tax
(VAT) Deferment Guarantee such that Wynn's UK would concurrently be permitted to cancel, without penalty, that certain Irrevocable Standby Letter of Credit issued by Lloyds Bank PLC in the amount of L120,000 expiring September 20, 1996.

     7.18. PERMITS. After the Closing, Buyer will take such steps as Buyer deems necessary to effectuate the assignment to it of any or all of the Permits, to the extent the same are assignable by their terms and under applicable law. Sellers will take such actions as may be reasonably requested by Buyer to assign to Buyer all such assignable Permits.

     7.19. COVENANT NOT TO COMPETE. Sellers, on behalf of themselves and their Affiliates (collectively, "SELLERS' GROUP"), in consideration of Buyer's purchase of the Assets, promise not to compete with Buyer and its Affiliates (collectively, "BUYER'S GROUP") from the date hereof in accordance with the terms and conditions that follow.

            7.19.1. Except with the consent in writing of Buyer, for a period of three years after Closing, Sellers' Group agrees not to start up, acquire, operate or otherwise compete with Buyer in a business that develops, manufactures, markets or services the products or services of the Business as of the date hereof, or any products having specifications similar to or performing substantially the same functions as such products or services (the "COMPETING BUSINESS") in those countries throughout the world where the products or services of the Business have been provided; PROVIDED, HOWEVER, that (i) Sellers' collective ownership of less than 10% of the outstanding stock of any publicly traded corporation shall not be deemed to violate this covenant, and
(ii) Sellers may collectively acquire any business which derives no more than 20% of its revenues from products or services substantially similar to the products or services of the Competing Business. Solely for the purposes of this
Section 7.19, the "BUSINESS" shall be defined as the manufacture of (i) heater cores and (ii) automotive air conditioning systems and major components thereof, namely compressors, condensers, evaporators, metal tubing and metal hose assemblies, accumulators and receiver driers.

            7.19.2. To ensure the greatest likelihood of enforceability of this covenant, the Parties agree that: (i) the duration and area for which the covenant is to be effective are reasonable; (ii) if any court determines that the time period or the area, or both of them, are unreasonable, and that the covenant is to that extent unenforceable, then the covenant shall remain in full force and effect for the greatest time period, and in the greatest area that would not render it unenforceable; and (iii) the covenant shall be deemed to be a series of separate covenants, one for each country where the products or services of the Business have been provided and for each and every state in the U.S.

            7.19.3. The obligations of Sellers' Group under this Section 7.19 are of special and unique character which give them a peculiar value to Buyer, and Buyer cannot be reasonably or adequately compensated in damages in an action at law in the event of breaches of such obligations. Sellers expressly agree that, in addition to any other rights or remedies which Buyer may possess, Buyer shall be entitled to (i) injunctive and other equitable relief in the form of preliminary and permanent injunctions in the event of any actual or threatened breach of the obligations of Sellers' Group regardless of whether Buyer can show damages, and (ii) notwithstanding the general prohibition against assignment in
Section 10.3, freely assign, in whole or in part, Buyer's benefits under this Section to any purchaser of all or any part of the Business from Buyer.

            7.19.4. Nothing contained in the Section 7.19 shall prohibit Sellers' Group from selling any Inventory returned to Sellers pursuant to
Section 7.14.10.

     7.20. COMPLETION OF PHASE II ENVIRONMENTAL INVESTIGATION. Buyer acknowledges that if Sellers elect, at Sellers' own expense, to commence a Phase II environmental investigation of the Owned Real Property, Buyer shall permit Sellers and Sellers' representatives to have access to the Owned Real Property after the Closing for the purpose of carrying out and completing such investigation. Sellers shall cause their representatives to conduct its investigation activities so as to (a) cause minimal disruption to Buyer's operations on the Owned Real Property, and (b) provide ten (10) days advance written notice to Buyer of such investigation.

     7.21.  U.K. PROPERTY.

            7.21.1. Subject to the provisions of clause 7.21.3, the Real Property Lease for Sellers' facility located in the U.K. (the "U.K. REAL PROPERTY LEASE") will be assigned to Cooper (U.K.) Limited on the terms and conditions set out in clause 7.21.5.

            7.21.2. From and including the Closing Date until all consents necessary to authorize the assignment of the U.K. Real Property Lease have been obtained or the earlier termination of the license (the "LICENSE PERIOD"), Sellers will permit Cooper (U.K.) Limited to use Sellers' facility located in the U.K. (the "U.K. PROPERTY") as licensee on the following terms:

                    7.21.2.1. during the License Period, Buyer will procure that Cooper (U.K.) Limited complies with the terms of the U.K. Real Property Lease which are not inconsistent with the provisions of this Agreement;

                    7.21.2.2. Buyer undertakes that it will within five working days of production of appropriate invoices pay to Sellers by way of license fee a sum equivalent to the rent and other payments becoming due under the U.K. Real Property Lease in respect of the License Period and all rates due in respect of and all payments for the provision of utilities to the U.K. Property in respect of the License Period and for any damage caused during the License Period to the U.K. Property by Cooper (U.K.) Limited, its agents, employees or invitees;

                    7.21.2.3. the license shall not be capable of assignment;

                    7.21.2.4. the license shall end on the earliest of the following three dates:

                              7.21.2.4.1 the date when all consents necessary to
authorize the assignment of the U.K. Real Property Lease have been obtained;

                              7.21.2.4.2 the date when this Agreement is
rescinded insofar as it relates to the U.K. Real Property Lease pursuant to clause 7.21.4;

                              7.21.2.4.3 the date upon which Sellers serve
notice on Buyer terminating the license forthwith if at any time there is a substantial breach of the license (other than the occupation of the U.K. Property by Cooper (U.K.) Limited without the consent of the landlord under the U.K. Real Property Lease).

            7.21.3. Buyer shall procure that Cooper (U.K.) Limited gives all reasonable assistance to Sellers in connection with the application for all consents necessary to authorize the assignment of the U.K. Real Property Lease and Buyer shall (insofar as Sellers may reasonably require) provide to Sellers accounts, references and other information relating to Cooper (U.K.) Limited.

            7.21.4. If by the date three months after the Closing Date all consents necessary to authorize the assignment of the U.K. Real Property Lease have not been obtained or have been obtained subject to a condition or conditions to which Buyer reasonably objects, then either Sellers or Buyer (unless in breach of their respective obligations with regard to the obtaining of such consents) may rescind this Agreement insofar as it relates to the U.K. Real Property Lease (but not otherwise) by notice in writing to the other party in which case neither party is to be treated as in breach of contract.

            7.21.5. The terms and conditions for the assignment of the U.K. Real Property Lease are as follows:

                    7.21.5.1. vacant possession of the whole of the U.K. Property shall be given on the assignment of the U.K. Real Property Lease subject to Cooper (U.K.) Limited's occupation as licensee;

                    7.21.5.2. Sellers will assign the U.K. Real Property Lease with full title guarantee under the provisions of the Law of Property (Miscellaneous Provisions) Act 1994 (as amended) of the United Kingdom;

                    7.21.5.3. the Standard Conditions of Sale (Third Edition) adopted by the Law Society for England and Wales are incorporated herein as far as they are applicable to a sale by private treaty and are not varied by or inconsistent with the express terms of this Agreement and for the avoidance of doubt it is agreed that the provisions relating to occupation by Buyer (condition 5.2) and landlord's consent (condition 8.3) shall not apply;

                    7.21.5.4. the U.K. Real Property Lease will be assigned subject to and with the benefit of the provisions of the U.K. Real Property Lease insofar as they are still subsisting and capable of being enforced and taking effect; and

                    7.21.5.5. Buyer shall procure that Cooper (U.K.) Limited will be a party to any consent necessary to authorize such assignment and will in such consent enter into any covenants reasonably required as a condition of the grant thereof.

            7.21.6. At any time during the License Period but prior to December 24, 1996, Buyer may serve notice on Sellers requiring them to terminate the U.K. Real Property Lease on June 24, 1997, pursuant to clause 7 thereof and on receipt of such notice, Sellers shall so terminate the U.K. Real Property Lease.

     7.22. VAT. The parties intend that Section 49 of the Value Added Tax Act 1994 of the United Kingdom ("VATA") and paragraph 5 of the Value Added Tax (Special Provisions)

Order 1992 (as amended) of the United Kingdom will apply to the transfer of the Assets of Wynn's U.K. and any other Assets in the United Kingdom and to that intent:

            7.22.1. The parties agree to use all reasonable endeavors to procure that the transfer of the Assets under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of value added tax.

            7.22.2. Without prejudice to the other provisions of this Agreement, Sellers will on Closing make available and, if possible, deliver to Buyer all records referred to in Section 49 of the VATA and will not thereafter make a request of HM Customs & Excise for any records delivered to Buyer to be taken out of the custody of Buyer and Buyer agrees to preserve such records for such period as may be required by law and during that period to permit Sellers to inspect or make copies thereof.

     7.23. ASBESTOS MATTERS. As soon as practicable after Closing, Sellers shall remove or repair all asbestos containing material at the Owned Real Property which is friable as of the Effective Time. The removal and/or repair shall be performed in compliance with all Environmental Laws and Buyer shall permit Sellers' representatives to have reasonable access to the Fort Worth facility for the purposes of performing such removal and/or repair. As soon as practicable after such removal and/or repair, Sellers shall provide to Buyer a report from a certified asbestos abatement contractor summarizing the asbestos related activities.

     7.24. MOTOR VEHICLES. As soon as practicable after Closing, Sellers shall deliver to Buyer all motor vehicle registration transfer forms and other documents of transfer of title with respect to such Assets, executed by WCS and Wynn's UK.

     7.25. INVENTORY. As soon as practicable after Closing, a physical inventory of the Consigned Inventory and the Non-Consigned Inventory shall be taken by Buyer's designee and observed by Sellers' representative (collectively, the "INVENTORY TAKERS"). Each party shall bear the cost of its designee to take the physical inventory. Upon the completion of the inventory taking, the Inventory Takers shall present to Sellers and Buyer a written report setting forth the results of the inventory taken which shall be adjusted to reflect the results of activity with respect to the Inventory from the date of Closing through the date of the written report issued by the Inventory Takers. The Inventory Takers shall use the Inventory Cost established pursuant to Section
7.14.5 in taking the physical inventory.

8.   CLOSING DELIVERIES

     8.1. BUYER DELIVERIES. Concurrently with the execution of this Agreement by the Parties, Buyer shall deliver to Sellers the following:

            8.1.1.  The Closing Payment; and

            8.1.2.  The Advance.

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     8.2.   SELLERS DELIVERIES.  Concurrently with the execution of this
Agreement by the Parties, Sellers deliver to Buyer the following:

            8.2.1. Bills of Sale with respect to the Assets other than the Owned Real Property, executed by WCS, Wynn's UK and WCES, respectively;

            8.2.2. A special warranty deed with respect to each parcel of Owned Real Property, executed by WCS;

            8.2.3. Assignments executed by the appropriate Sellers for the transfer to Buyer of the Intellectual Property including a separate assignment of the Intellectual Property related to the United Kingdom;

            8.2.4. Assignments executed by the appropriate Sellers for the transfer of the Real Property Leases, including an assignment executed in escrow (pending the obtaining of the consents necessary to authorize such assignment) and the title deeds of the Real Property Lease for Sellers' facility located in the U.K; and

            8.2.5. A non-foreign affidavit pursuant to Section 1445 of the Code, executed by WCS.

9.   INDEMNIFICATION

     9.1. SURVIVAL. All representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for eighteen (18) months after the date hereof, except for representations and warranties with respect to environmental matters and Taxes, which shall continue in full force and effect until the expiration of the applicable statutes of limitations. All covenants and agreements of the Parties contained in this Agreement (including, without limitation, those set forth in Section 7 hereof) shall survive the Closing and continue thereafter until the expiration of the applicable statutes of limitations, other than those which by their terms shall terminate sooner.

     9.2. ASSERTION OF CLAIMS. Each Party must assert any claim involving a representation, warranty or covenant made by the other Party before the expiration of the applicable survival period. Notwithstanding any contrary provision, as long as a claim is asserted on a timely basis, the claim will continue to be valid and assertible even though the survival period may subsequently expire before the claim is resolved.

     9.3.   INDEMNIFICATION BY SELLERS.  Subject to the provisions of this
Section 9, Sellers shall, and shall cause WII to, jointly and severally, defend, indemnify and save harmless Buyer, its Affiliates and their respective directors, officers and employees ("BUYER'S INDEMNIFIED GROUP") from and against the entirety of any Adverse Consequences that any of Buyer's Indemnified Group may suffer as of or after the Effective Time resulting from, arising out of, relating to, in the nature of, or caused by (a) the breach of any of Sellers' representations, warranties, covenants or agreements contained in this Agreement, (b) any Retained Liability, and (c) any Claim or Liability for brokerage or other commissions by reason of any claim by person or broker claiming to have been engaged by or on behalf of any Seller, WII or any Affiliate thereof; and (d) any act or omission of Sellers that relate to any other event or occurrence prior to the Effective Time for which Buyer is liable by reason of TUPE including, without limitation, any such liabilities, claims, damages, awards, costs or expenses relating to or arising out of any act or omission occurring before the Effective Time by or in relation to any Seller in respect of any contract of employment of any Employee which acts or omissions is deemed to have been done by or in relation to the Buyer by virtue of TUPE.

     9.4. INDEMNIFICATION BY BUYER. Subject to the provisions of this Section 9, Buyer shall defend, indemnify and save harmless Sellers, their Affiliates and their respective directors, officers and employees ("SELLERS' INDEMNIFIED GROUP") from and against the entirety of any Adverse Consequences that any of Sellers' Indemnified Group may suffer as of or after the Effective Time resulting from, arising out of, relating to, in the nature of, or caused by (a) the breach of any of Buyer's representations, warranties, covenants or agreements contained in this Agreement, (b) any Assumed Liability, (c) any Claim or Liability for brokerage or other commissions by reason of any claim by any person or broker claiming to have been engaged by or on behalf of Buyer or any Affiliate of Buyer, and (d) any act or omission by or in relation to Buyer after the Effective Time in respect of the Employees located in the U.K. Buyer shall further indemnify Sellers for any amounts by which Buyer fails to collect Sellers' accounts receivable created pursuant to Section 7.14.13.

     9.5. MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 9 or Section 10.12, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; PROVIDED, HOWEVER, that no reasonable delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged, after receiving notice from the third party. In the event any Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the third party seeks criminal sanctions), (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be unreasonably withheld), and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld). In the event the Indemnifying Party has not notified the Indemnifying Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

     9.6.   ENVIRONMENTAL INDEMNITIES.

            9.6.1. SELLERS' INDEMNIFICATION. Notwithstanding Section 9.3, Sellers shall, and shall cause WII to, jointly and severally, indemnify, defend and save harmless Buyer's Indemnified Group from and against any of the following:

                    9.6.1.1. Any Environmental Costs, to the extent that such Environmental Costs arise out of, result from, relate to, are in the nature of, or are caused by (i) any failure of any Seller or the predecessors of any of them at or before the Effective Time to comply with Environmental Laws with respect to the operation of the Assets and storage and sale of the Inventory; or
(ii) any obligation of any Seller or the predecessors of any of them pursuant to Environmental Laws as of the Effective Time arising from the presence, Discharge or Disposal of Hazardous Materials at or prior to the Effective Time on or from any Real Property.

                    9.6.1.2. Any Environmental Costs resulting from, arising out of, relating to, in the nature of, or caused by the failure of any Seller to have in effect at or as of the Effective Time any necessary Permit for the continued conduct of the Business or the operation of the Assets as conducted or operated at and as of the Effective Time.

                    9.6.1.3. Any Environmental Costs resulting from, arising out of, in the nature of, or caused by third party Claims (including, without limitation, toxic tort or property damage) pursuant to Environmental Laws arising from the presence, Discharge or Disposal of Hazardous Materials at or prior to the Effective Time on or from the Real Property.

                    9.6.1.4. Any Environmental Costs resulting from, arising out of, relating to, or caused by the breach of any of Sellers' representations, warranties, covenants or agreements contained in this Agreement.

                    9.6.1.5. Any Adverse Consequences resulting from, arising out of, relating to, or caused by Sellers' completion of a Phase II environmental investigation, as set forth in Section 7.20, or Sellers' control and management of any assessment, remediation or other action mandated by a Governmental Agency as set forth in Section 9.6.5, except to the extent caused by Buyer's acts or omissions.

                    9.6.1.6.  With respect to the Assets located in the United
Kingdom:

                              9.6.1.6.1 Any Environmental Costs to the extent
that such Environmental Costs arise out of, result from, relate to, or are in the nature of, or are caused by (i) any failure of any Seller at or before the Effective Time to comply with Environmental Laws with respect to the operation of the Assets and storage and sale of the Inventory; or (ii) any obligation of any Seller pursuant to Environmental Laws as of the Effective Time arising from the Discharge or Disposal of Hazardous Materials on or from any Leased Real Property during the period of occupancy by Sellers of such Leased Real Property.

                              9.6.1.6.2 Any Environmental Costs resulting from,
arising out of, relating to, in the nature of, or caused by the failure of any Seller to have in effect at or as of the Effective Time any necessary Permit for the continued conduct of the Business or the operation of the Assets as conducted or operated at and as of the Effective Time.

                              9.6.1.6.3 Any Environmental Costs resulting from,
arising out of, in the nature of, or caused by third party Claims (including, without limitation, toxic tort or property damage) pursuant to Environmental Laws arising from the Discharge or Disposal of Hazardous Materials on or from the Leased Real Property during the period of occupancy by Sellers of such Leased Real Property.

                              9.6.1.6.4 For the purposes of this Section
9.6.1.6, the term "ENVIRONMENTAL LAWS" shall mean the laws, rules, regulations or ordinances (including the common law) in the United Kingdom, as of the date hereof relating to health, safety, pollution control, or protection of the Environment, including, without limitation, all laws governing the generation, use, ownership, collection, treatment, storage, transportation, recovery, recycling, removal, Discharge or Disposal of, or exposure to or investigation or remediation of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, and reporting requirements respecting Hazardous Materials.

            9.6.2. CHANGES IN ENVIRONMENTAL LAWS. In the event that contamination exists at the date hereof as a result of a presence, Discharge or Disposal of Hazardous Materials on or from the Real Property for which Buyer or any of its Affiliates is obligated under Environmental Laws in effect on the date hereof to undertake or pay for remedial or corrective action after the date hereof, and the applicable Environmental Laws are thereafter amended or new applicable Environmental Laws are enacted after the date hereof relating to the same condition, Buyer's Environmental Costs pursuant to such amended or new Environmental Laws to accomplish remediation or correction of such condition shall also be subject to indemnification pursuant to Section 9.6.1.

            9.6.3. BUYER'S INDEMNIFICATION. Buyer shall indemnify, defend and save harmless Sellers' Indemnified Group from and against any of the following:

                    9.6.3.1. Any Environmental Costs, to the extent that such Environmental Costs arise out of, result from, or are caused by (i) any failure of the Assets or their operation or the storage or sale of the Inventory to be in compliance at or after the Effective Time with Environmental Laws other than with respect to any condition that existed on or prior to the Effective Time;
(ii) any obligation pursuant to Environmental Laws arising from the Discharge of Hazardous Materials after the Effective Time on any Real Property other than with respect to any condition that existed on or prior to the Effective Time; or
(iii) the Disposal of Hazardous Materials from any Real Property after the Effective Time.

                    9.6.3.2. Any Environmental Costs resulting from, arising out of, in the nature of, or caused by third party Claims (including, without limitation, toxic, tort or property damage) pursuant to Environmental Laws arising from (i) the Discharge of Hazardous Materials on the Real Property after the Effective Time other than with respect to any condition that existed on or prior to the Effective Time; or (ii) the Disposal of Hazardous Materials from the Real Property after the Effective Time.

                    9.6.3.3. Any Environmental Costs resulting from, arising out of, relating to, or caused by the breach of any of Buyer's representations, warranties, covenants or agreements contained in this Agreement.

            9.6.4. LIMITATION TO SELLERS' INDEMNIFICATION. Notwithstanding any other provision of this Agreement, Sellers shall not be required to indemnify, defend or save harmless Buyer's Indemnified Group from or against any of the following:

                    9.6.4.1. Environmental Costs to the extent they are caused by acts or omissions of any of Buyer's Indemnified Group or any third party as of or after the Effective Time; PROVIDING, HOWEVER, that omissions by any of Buyer's Indemnified Group with respect to conditions that existed on or prior to the Effective Time shall not constitute a limitation to Seller's indemnification;

                    9.6.4.2. Environmental Costs resulting from, arising out of, or caused by the clean-up or remediation of Hazardous Materials to the extent (A) such Environmental Costs are not actually incurred by Buyer's Indemnified Group, (B) the clean-up or remediation is not performed pursuant to an order of a Governmental Agency, or (C) the clean-up or remediation is not performed in accordance with applicable Environmental Laws; and

                    9.6.4.3. Environmental Costs associated with Hazardous Materials that (i) were incorporated into or comprise a part of any building, fixture or piece of equipment that is included in the Assets, and (ii) were in compliance with Environmental Laws at the Effective Time.

            9.6.5. In addition, notwithstanding any other provision hereof to the contrary, if an Environmental Cost involves the assessment of contamination, the remediation of the same, the construction of facilities to prevent the spread of contamination or the taking of any other action mandated by a Governmental Agency with respect to the environmental condition of the Real Property for which Buyer's Indemnified Group would otherwise be entitled to indemnification from Sellers or WII pursuant to this Agreement, Sellers or WII shall be obligated to indemnify Buyer's Indemnified Group for such Environmental Cost only (i) to the extent necessary to meet the standards set by such Governmental Agency and (ii) provided that Buyer permits Sellers to assume full control and management of the assessment, remediation or other action mandated by the Governmental Agency. Sellers shall cause its representatives to (a) conduct its assessment, remediation, construction or other activities so as to cause minimal disruption to Buyer's operations on the Real Property, and (b) provide ten (10) days advance written notice to Buyer of such activities.

     9.7.   LIMITATIONS ON INDEMNIFICATION.   No claim by either Party against
the other for indemnification arising hereunder shall be valid and assertible unless and until such time, if any, as the aggregate Adverse Consequences in respect of any individual event or occurrence or associated events or occurrences giving rise to such Adverse Consequences suffered by the asserting Party, or to which such Party becomes subject, shall exceed $2,500 (the "DE MINIMIS AMOUNT"). The first claim by each Party for indemnification arising hereunder shall not be made until the aggregate amount of all such valid and assertible claims exceeds $75,000 (the "BASKET"). In such event, the Party shall be entitled to assert claims only for amounts in excess of the Basket. In totaling such valid and assertible claims to determine if the Basket threshold has been met, each claim in respect of an individual event or occurrence or associated events or occurrences that does not exceed the De Minimis Amount shall be excluded as set out above. Any claim with respect to any breach or non-performance by any Party of any representation, warranty, covenant or agreement shall be limited to the amount of the Adverse Consequences sustained by the Indemnified Party by reason of such breach or non-performance less the dollar amount of any insurance proceeds received by Buyer or any of its Affiliates with respect to such losses. Notwithstanding anything to the contrary contained in this Agreement in no event shall any Adverse Consequences suffered by Buyer pursuant to Sellers' breach of its representations and warranties contained in Sections 4.8.5, 4.8.6, 4.9.1, 4.24 and 4.27 be subject to the Basket or the De Minimis Amount requirement, PROVIDED, HOWEVER, that Buyer shall not be entitled to seek indemnification for any Adverse Consequences resulting from a breach under Sections 4.8.5, 4.8.6, 4.9.1, 4.24 or 4.27 until the amount of valid and assertible claims under any such section or a combination of such sections, in the aggregate, exceeds $20,000.

     9.8. TAX INDEMNIFICATION. Notwithstanding any provisions herein to the contrary, until the expiration of all applicable statutes of limitations, Sellers agree to indemnify and hold Buyer harmless from and against any Liability for Taxes of Sellers with respect to the Business for any period ending prior to the Effective Time, PROVIDED, HOWEVER, that such indemnification shall not apply to the extent that a Liability for Taxes has been reserved and is reflected on the Final Closing Statement of Net Assets. For avoidance of doubt, the indemnification of Buyer set forth in this Section 9.8 shall not be limited by Section 9.7 or any other provision of this Agreement.

     9.9. PUNITIVE DAMAGES. Notwithstanding anything to the contrary contained herein, in no event shall an Indemnifying Party be liable to an Indemnified Party for Adverse Consequences suffered by the Indemnified Party to the extent caused or exacerbated by actions of the Indemnified Party which result in punitive damages.

     9.10. EXCLUSIVE REMEDY. The foregoing indemnification provisions are the exclusive remedies for, and are specifically meant to be in derogation of, any statutory, common law or other remedy that a Party may have for breach of any representation, warranty or covenant hereunder.

10.  GENERAL MATTERS

     10.1. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns. Nothing contained herein shall be construed as constituting any change, modification or alteration in the at-will employment status of any Employee employed by Sellers or their Affiliates. Employment of such Employees by Buyer or its Affiliates is acknowledged to be on an at-will basis only and nothing herein shall be construed to the contrary or as establishing any standard of termination of the employment relationship other than the will of either party. Nothing in this Agreement, expressed or implied, shall confer upon any Employee, legal representative thereof, or any collective bargaining agent any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period or the benefits, terms and conditions thereof, of any nature or kind whatsoever under or by reason of this Agreement.

     10.2. ENTIRE AGREEMENT. This Agreement (including the Schedules and documents referred to herein) constitutes the entire agreement among the Parties and supersedes any and all prior understandings, agreements, or representations by or among the Parties, written or oral, that relate to the subject matter hereof.

     10.3. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Sellers may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer. Buyer may assign this Agreement and any of its rights, interests and obligations hereunder upon written notice to Sellers, except that Buyer may not assign any of its obligations hereunder without the prior written approval of Sellers. Notwithstanding the foregoing, (i) Cooper (U.K.) Limited, a Delaware corporation with a residency in the U.K., shall acquire the Assets located in the United Kingdom, instead of Buyer, and (ii) any Party may, upon the giving of 15 days' prior written notice to the other Party or Parties (a) assign any of its rights and interests under this Agreement to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the assigning Party nonetheless shall remain liable and responsible for the performance of all of its obligations under this Agreement).

     10.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10.5. HEADINGS. The article and section headings contained in this Agreement and in the Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.6. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand or mail, (b) when transmitted by facsimile, with written confirmation of receipt, or (c) one day after being sent for overnight delivery by Express Mail, Federal Express or other express delivery service, to the addressee at the following addresses or facsimile numbers (or to such other address or facsimile number as a Party may specify from time to time by notice hereunder):

            IF TO SELLERS:         Wynn's Climate Systems, Inc.
                                   c/o Wynn's International, Inc.
                                   500 North State College Boulevard
                                   Suite 700
                                   Orange, California  92668-1604
                                   Attention:  Vice President - Finance
                                   Telephone:  (714) 938-3700
                                   Facsimile:   (714) 938-3739

            IF TO BUYER            Cooper Industries, Inc.
            UNTIL AUGUST 31, 1996: 1001 Fannin
                                   Suite 4000
                                   Houston, Texas  77002
                                   Attention:  General Counsel
                                   Telephone:  (713) 739-5400
                                   Facsimile:   (713) 739-5909

            IF TO BUYER            Cooper Industries, Inc.
            AFTER AUGUST 31, 1996: 600 Travis, Suite 5400
                                   Houston, Texas  77002
                                   Attention:  General Counsel
                                   Telephone:  (713) 209-8400

     10.7. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.8. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.9. EXPENSES. Except as otherwise expressly provided herein, each Party shall bear its own expenses (including all fees, costs and expenses of its attorneys, consultants, investment bankers, accountants, advisers, brokers and other agents or representatives) incident to or incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the performance of the Party's obligations hereunder and thereunder.

     10.10. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, provincial, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     10.11. SPECIFIC PERFORMANCE. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof and any remedy to which they may be entitled in any action instituted at law or in equity.

     10.12. BULK SALES. The Parties hereby waive compliance with the provisions of the bulk transfer and bulk sales laws of any applicable state or jurisdiction (the "BULK SALES LAWS") in connection with the purchase and sale of the Assets hereunder. Buyer shall indemnify and hold harmless Sellers, and shall reimburse Sellers for, any Adverse Consequences that Sellers may suffer as a result of or due to noncompliance with the provisions of the Bulk Sales Laws insofar as they relate to any of the Assumed Liabilities. Sellers shall indemnify and hold harmless Buyer, and shall reimburse Buyer for, any Adverse Consequences that Buyer may suffer as a result of or due to noncompliance with the provisions of the Bulk Sales Laws insofar as they relate to any of the Retained Liabilities.

     10.13. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Texas without regard to conflicts of laws principles.

11.  DISPUTE RESOLUTION

     11.1. SENIOR OFFICERS. Any Claim between Sellers and Buyer arising out of or in connection with this Agreement or any alleged breach hereof (except those to which the arbitration provisions in Section 2.8 apply) shall be submitted to a senior officer of both WCS and Buyer, as designated by their respective chief executive officers, who shall meet in person at a mutually convenient location within 15 days of such submission to seek in good faith an amicable settlement. The Claim shall be submitted within a reasonable time after the dispute, controversy or claim has arisen, and in no event shall it be submitted after the date when institution of legal or equitable proceedings based on such dispute, controversy or claim in question would be barred by the applicable statute of limitations under Texas law.

     11.2.  BINDING ARBITRATION.

            11.2.1. GOVERNING PRINCIPLES. Any Claim not settled by the Parties within 60 days after written notice of the Claim is first given by either Party to the other shall be finally settled by binding arbitration through the American Arbitration Association (the "AAA"). This agreement to arbitrate shall be specifically enforceable under Texas law in any court of competent jurisdiction.

            11.2.2. SELECTION AND QUALIFICATION OF THE ARBITRATOR. If the Claim does not exceed $1,000,000, there shall be one arbitrator. If the Claim exceeds $1,000,000, there shall be three arbitrators (all arbitrators are hereafter collectively referred to as the "Arbitrator"). The Parties shall endeavor to agree on the selection of an Arbitrator, but if no agreement has been reached within 30 days of claimant's demand, the Arbitrator shall be selected by the American Arbitration Association. Promptly after expiration of respondent's time to answer the claimant's demand, and before the beginning of arbitrator selection, an administrative conference shall be held. The Arbitrator shall conduct himself or themselves as a neutral, and be subject to disqualification pursuant to Section 19 of the Rules. The fees and expenses of the arbitrator(s) shall be split evenly between Buyer on the one hand and Sellers on the other.

            11.2.3. PRELIMINARY HEARING. Within 15 days after the arbitrator has been appointed, a preliminary hearing among the arbitrator and counsel for the Parties shall be held for the purpose of evolving a written plan for the management of the arbitration, which shall promote the efficient, expeditious and cost-effective conduct of the proceeding.

            11.2.4. INTERIM RELIEF FROM A COURT. Either Party may request a court to provide interim or provisional relief, and such request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.

            11.2.5. POWERS OF THE ARBITRATOR AND ARBITRATION PROCEDURES. The Arbitrator shall permit and facilitate such discovery as it determines is appropriate, including orders to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed in discovery. Paper, documents, and written communications shall be delivered by the Parties directly to each other, the Arbitrator, and the AAA tribunal administrator. Prior to and pending the arbitration, the arbitrator shall allow each Party the opportunity to obtain discovery through any method allowed under Texas law, including, without limitation, oral and written depositions, interrogatories, inspection of documents, things and places, physical and mental examinations, requests for admissions and simultaneous exchanges of expert witness information. The arbitrator shall actively manage the arbitration hearing to make it fair, expeditious, economical and less burdensome and adversarial than a court trial. The arbitrator may limit the issues, limit the time for each Party to present its case, exclude testimony and other evidence that it deems irrelevant, cumulative or inadmissible, and order that the direct testimony of witnesses be furnished by written sworn statement. All documents that a Party proposes to offer in evidence, except for those objected to by an opposing party, shall be self-authenticated. There shall be a stenographic transcript of the arbitration hearing, the cost of which shall be borne equally by the Parties, pending the final award. Any Claim submitted to arbitration shall be resolved in accordance with Title 9 of the U.S. Code (U.S. Arbitration
Act) which shall govern the interpretation, enforcement and proceedings pursuant to this arbitration provision.

            11.2.6. RENDERING OF AWARD. The award rendered by the arbitrator shall itemize the awards, shall not include punitive damages but may include all or a part of a Party's reasonable attorneys' fees, and shall state the reasoning on which it rests. Before rendering the final award, the arbitrator shall submit to the Parties an unsigned draft of the proposed award, and each Party may deliver, within 15 days after receipt of such draft, a written statement of alleged errors of fact, computation, law or otherwise. The Arbitrator may disregard any Party's statement to the extent that it is in substance an application for reargument. Within 20 days after receipt of such Party statements, the Arbitrator shall render the final award. Judgment upon the arbitrator's final award may be entered in any court of competent jurisdiction.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                   MOOG AUTOMOTIVE, INC.


                                   By: DAVID A. WHITE
                                      --------------------------------------
                                   Title: AUTHORIZED SIGNATORY
                                         -----------------------------------


                                   WYNN'S    CLIMATE   SYSTEMS,  INC.


                                   By: JAMES CARROLL
                                      --------------------------------------
                                   Title: CHAIRMAN
                                         -----------------------------------

                                   WYNN'S CLIMATE EQUIPMENT COMPANY


                                   By: JAMES CARROLL
                                      --------------------------------------
                                   Title: DIRECTOR
                                         -----------------------------------

                                   WYNN'S (UK) LIMITED


                                   By: JAMES CARROLL
                                      --------------------------------------
                                   Title: MANAGING DIRECTOR
                                         -----------------------------------

                                 ACKNOWLEDGMENT

The undersigned, WYNN'S INTERNATIONAL, INC., a Delaware Corporation, hereby agrees to be jointly and severally liable with the Sellers referenced in the above Asset Purchase Agreement to Buyer and its Affiliates for any obligation or Liability of Seller in this Asset Purchase Agreement.

                                        WYNN'S INTERNATIONAL, INC.

                                        By: JAMES CARROLL
                                           -------------------------------
                                        Name: James Carroll
                                           -------------------------------
                                        Title: President
                                           -------------------------------
                                        Date: May 23, 1996
                                           -------------------------------

                                OMITTED SCHEDULES


                            ASSET PURCHASE AGREEMENT
                        DATED MAY 23, 1996 BY AND BETWEEN
                              MOOG AUTOMOTIVE, INC.
                                       AND
                          WYNN'S CLIMATE SYSTEMS, INC.,
                        WYNN'S CLIMATE EQUIPMENT COMPANY
                                       AND
                               WYNN'S (UK) LIMITED



SCHEDULE       SUBJECT

1.4            Machinery, Equipment and Certain Other Assets
1.5            Assumed Contracts
               Part A.   Personal property leases, agreements, contracts,
                         purchase and sales orders and commitments
               Part B.   UK Employment Contracts
1.33a          Initial Peg Statement of Net Assets, December 31, 1995
1.35           Inventory
2.2            Peg Statement of Net Assets, April 30, 1996
4.4            Non-Contravention
4.6            Consents and Approvals
4.7            Financial Information
4.8.5          December 31, 1995, Statement of Net Assets
4.9            Events Since December 31, 1995
4.11           Real Property Leases
4.12           Owned Real Property
4.13           Intellectual Property
4.14           Tangible Assets
4.15           Disclosures relating to Assumed Contracts
4.16           Litigation and Claims Relating to the Assets

4.17           Product Warranties
4.18           Product Liability
4.19           Employees
4.20           Employee Plans
4.21           Environmental Matters
4.22           Other Property
4.23           Legal Compliance
4.24           Intercompany Agreements
4.25           Relocation
4.26           Permits
4.28           Product Returns
6.1            Transition Plans
7.6            Purchase Price Allocation
7.7            Retained Receivables
7.14.13        Sellers' List Price



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